UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SPARTAN STORES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date filed:

SPARTAN STORES, INC. 850 76th Street, S.W. P.O. Box 8700 Grand Rapids, Michigan 49518-8700 (616) 878-2000

June 26, 2012

Dear Shareholder:

We cordially invite you to attend the 2012 Annual Meeting of Shareholders of Spartan Stores, Inc., to be held on Wednesday, August 15, 2012, at the JW Marriott Hotel, 235 Louis Street NW, Grand Rapids, Michigan 49503, beginning at 9:00 a.m., Eastern Daylight Time.

The following pages contain the formal notice of meeting and proxy statement describing the matters to be acted upon at the Annual Meeting. We encourage you to read the proxy statement carefully. Securities and Exchange Commission rules allow us to furnish our proxy statement and annual report to our shareholders on the Internet. We are pleased to take advantage of these rules and believe that they enable us to provide our shareholders with the information that they need, while lowering the cost of delivery and reducing the environmental impact of the documents related to our Annual Meeting.

As part of our continuing efforts to reduce the cost of our Annual Meeting, this year’s meeting will again be streamlined to consist primarily of the matters to be considered and voted upon by the shareholders. Management will present a brief report on results for fiscal 2012 and shareholders will have an opportunity to ask questions. Please note that there will be no gift bags, product samples, or refreshments.

The annual meeting will continue to be webcast live. Anyone may access the webcast by visiting the “For Investors” section of our website, www.spartanstores.com, and following the links to the live webcast. It is important that your shares be represented at the annual meeting, regardless of how many shares you own. Please vote your shares using any of the means described in our proxy statement. Regardless of whether or not you plan to attend the Annual Meeting, voting your shares prior to the meeting will not affect your right to vote in person if you attend.

Please note that attendance will be limited to shareholders of the Company and the holders of shareholder proxies. If you are a shareholder of record, you must bring the admission ticket attached to your proxy card or your notice of availability of proxy materials to be admitted to the meeting. “Street name” shareholders must present a copy of a brokerage statement reflecting stock ownership as of June 18, 2012. For all attendees, admission to the meeting will require presentation of a valid driver’s license or other federal or state issued photo identification. Thank you.

Sincerely,

Dennis Eidson

President and Chief Executive Officer

Your vote is important. Even if you plan to attend the meeting,

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY OR

VOTE BY TELEPHONE OR INTERNET.

SPARTAN STORES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

The 2012 Annual Meeting of Shareholders of Spartan Stores, Inc. will be held at the JW Marriott Hotel, 235 Louis Street NW, Grand Rapids, Michigan 49503, on Wednesday, August 15, 2012, at 9:00 a.m., Eastern Daylight Time. At the meeting, we will consider and vote on:

1.	The election of six directors from among the nominees identified in this proxy statement.
2.	Advisory approval of the Company’s executive compensation (the “say-on-pay” vote).
3.	Ratification of the selection of Deloitte & Touche LLP as our independent auditors for the current fiscal year (fiscal 2013); and
4.	Any other business that may properly come before the meeting.

You are receiving this notice and can vote at the meeting and any adjournment of the meeting if you were a shareholder of record on June 18, 2012.

If you plan to attend the meeting: Please note that attendance will be limited to shareholders of the Company, the holders of shareholder proxies and invited guests. Admission to the meeting will require presentation of a valid driver’s license or other federal or state issued photo identification. If you are a shareholder of record, you must bring the admission ticket attached to your proxy card or your notice of availability of proxy materials to be admitted to the meeting. “Street name” shareholders must bring a copy of a brokerage statement reflecting stock ownership as of June 18, 2012 to be admitted to the meeting.

As part of our continuing efforts to reduce the cost of our Annual Meeting, this year’s meeting will again be streamlined to consist primarily of the matters to be considered and voted upon by the shareholders. Management will present a brief report on results for fiscal 2012 and shareholders will have an opportunity to ask questions. Please note that there will be no gift bags, product samples, or refreshments.

Important Notice Regarding the Availability of Proxy Materials: Spartan Stores’ Proxy Statement and Annual Report to Shareholders for the fiscal year ended March 31, 2012 are available for viewing via the Internet at www.edocumentview.com/SPTN.

In addition, you may obtain electronic copies of all of our filings with the U.S. Securities and Exchange Commission in the “For Investors” section of our website, www.spartanstores.com, by clicking the “SEC Filings” link.

BY ORDER OF THE BOARD OF DIRECTORS

Alex J. DeYonker

Executive Vice President General Counsel and Secretary

June 26, 2012

Your vote is important. Even if you plan to attend the meeting, PLEASE VOTE PROMPTLY BY TELEPHONE OR INTERNET, OR BY SIGNING, DATING AND RETURNING A PROXY CARD. See the information in the Introduction section of our proxy statement regarding how to vote by telephone or internet, obtain a printed proxy card, revoke a proxy, and vote in person.

SPARTAN STORES, INC.

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD AUGUST 15, 2012

PROXY STATEMENT

Dated June 26, 2012

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider. You should read the entire proxy statement and the Company’s Form 10-K carefully before voting.

Annual Meeting of Shareholders

• Date and Time	August 15, 2012; 9:00 a.m. Eastern Daylight Time
• Place	JW Marriot Hotel 235 Louis Street NW Grand Rapids, Michigan 49503
• Record Date	June 18, 2012
• Voting	Shareholders as of the close of business on the record date are entitled to vote Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on
• Admission	The 2012 Annual Meeting Admission Ticket or brokerage statement and valid driver’s license or other federal or state issued photo identification is required to enter the Spartan Stores, Inc. annual meeting

Meeting Agenda

•	Election of six directors

•	Advisory approval of the Company’s executive compensation

•	Ratification of the selection of Deloitte & Touche LLP as our independent auditors for fiscal year 2013

•	Transact any other business that may properly come before the meeting

Voting Matters and Vote Recommendations

Management Proposals	Board Vote Recommendation	Page References (for more detail)

Election of Directors	FOR each Director Nominee	10, 18-27
Advisory Vote on Executive Compensation	FOR	11, 34-58
Ratification of Auditors	FOR	11, 28

Board Nominees

The following table provides summary information about each director who is nominated for election to serve a term of one year. Each director nominee is a current director and attended at least 75% of the aggregate of all meetings of the Board and each committee on which he or she sits.

Name	Age	Director Since	Occupation	Independent	Committee Memberships
					AC	CC	NCGC

M. Shân Atkins	55	2003	Managing Director of Chetrum Capital LLC	✓	F		M

Wendy A. Beck	47	2010	EVP and CFO of Norwegian Cruise Line	✓	F

Frank M. Gambino	58	2003	Professor of Marketing and the Director of the Food & Consumer Packaged Goods Marketing Program in the Haworth College of Business at Western Michigan University	✓		M

Yvonne R. Jackson	62	2010	President, Principal and Co-Founder of BeecherJackson	✓		C	M

Elizabeth A. Nickels	50	2000	Executive Director, Herman Miller Foundation	✓	C, F

Timothy J. O’Donovan	67	2003	Retired Chairman of the Board and Chief Executive Officer of Wolverine World Wide, Inc.	✓		M	C

AC	Audit Committee	C	Chair
CC	Compensation Committee	M	Member
NCGC	Nominating and Corporate Governance Committee	F	Financial Expert/Member

Corporate Governance Highlights

The Board believes that effective corporate governance should reinforce a culture of corporate integrity, foster the Company’s pursuit of profitable growth and ensure quality and continuity of corporate leadership. In light of this belief, the Board has adopted the following corporate governance standards:

•	Declassified the Board of Directors; the transition to the annual election of all Directors will be completed in 2013;

•	Established the requirement that the Board consist of at least two-thirds independent directors;
•

Established the policy that any director who receives a greater number of votes “withheld” than votes “for” in an uncontested election at an annual meeting of shareholders is required to promptly offer his or her resignation from the Board for the Nominating and Corporate Governance Committee to consider;

•

Separated the roles of Chief Executive Officer and Chairman of the Board. However, because the Chairman of the Board is a former Chief Executive Officer, the Board has appointed a lead independent director; and

•

Increased the compensation of our lead independent director (as chair of our Nominating and Corporate Governance Committee) to $20,000 to compensate for the additional time and effort expected from this position.

Director Independence

•	Seven of nine directors are independent under Nasdaq Marketplace Rules.
•	Each of our Board’s standing committees is 100% independent, and therefore our independent directors are engaged in all aspects of our Board’s work.
•

The Chairperson of the Nominating and Corporate Governance Committee serves as Lead Independent Director. The Lead Independent Director acts as the principal liaison between the independent directors and the Chairman of the Board and performs the responsibilities described in detail on pages 13-14 of this proxy statement.

•	There are regular executive sessions of non-employee directors, and any independent director may call an executive session and raise matters for discussion at these executive sessions.
•	Annually, our Nominating and Corporate Governance Committee evaluates our Board.
•	Our Board and each committee may engage independent advisors at their sole discretion.

Board Diversity

•	Four of our nine directors are women.
•	Our Board considers a range of types of diversity with respect to our Board, including race and gender, and our Board reflects diverse viewpoints, backgrounds, skills, experiences and expertise.

Auditors

We are asking our shareholders to ratify the selection of Deloitte & Touche LLP as our independent auditors for fiscal 2013.

Executive Compensation Advisory Vote

In fiscal 2011, the Company’s shareholders voted by 86% to approve the compensation paid to our named executive officers and to hold a shareholder vote on executive compensation every year.

Accordingly, this year we are also asking our shareholders to approve on an advisory basis our named executive officer compensation for fiscal 2012. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our executive compensation. The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving the Company’s goal of attracting, motivating, rewarding and retaining the senior management talent required to achieve our corporate objectives and increase shareholder value through long-term profitable growth.

Executive Compensation Highlights

•	Our Compensation Committee continued our pay-for-performance philosophy in fiscal 2012.
•	Our equity-based awards require continuing service and have forfeiture provisions.
•	All of our cash incentive awards are performance-based, and our long-term cash incentive awards are subject to an additional service requirement.
•

Our executives must hold at least 50% of all shares acquired through the Company’s stock incentive plans and other forms of stock based compensation until they are in compliance with our stock ownership guidelines.

•	Our Compensation Committee considers whether our compensation programs will encourage excessive or unnecessary risk-taking.

2012 Chief Executive Officer Compensation

The Company achieved solid financial results in fiscal 2012 despite an economic environment that continued to be challenging. Consolidated net sales and Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) increased compared to the prior year, and the Company reduced its total net long-term debt by $19.6 million.1 Earnings from continuing operations decreased slightly, from $32.5 million to $31.9 million, but if certain items that did not represent ongoing operating activities in fiscal 2012 and fiscal 2011 were excluded, earnings from continuing operations would have increased to $31.9 million in fiscal 2012 from $30.7 million in the previous year.2 In addition, the Company increased its quarterly dividend by 30% to $.065 per share and repurchased over $12 million of its common stock under a $50 million share repurchase program authorized by the Board of Directors.

As of the end of fiscal 2012, Mr. Eidson’s target total direct compensation (consisting of base salary and target values of annual and long-term incentives) remained approximately 15% below the median for such compensation among the Peer Group companies. Compared to fiscal 2011, Mr. Eidson’s fiscal 2012 realizable total direct compensation including salary, stock awards and non-equity incentive compensation (see the Summary Compensation Table) decreased slightly.

Analysis of Mr. Eidson’s fiscal 2012 compensation is set forth in more detail beginning on page 36.

1 This information was discussed in “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s fiscal 2012 Form 10-K, which included a reconciliation of Adjusted EBITDA to net earnings on a GAAP basis, a reconciliation of total net long-term debt to long-term debt and capital lease obligations, and a discussion of why the Company believes these non-GAAP financial measures are useful to investors. A copy of our fiscal 2012 Form 10-K is being provided with our proxy statement to our shareholders.

Footnotes continue on the following page.

2012 Executive Compensation Mix

Chief Executive Officer—Opportunity (at Target Level)

		At-Risk Compensation
	Base Compensation	Annual Incentive Compensation	Long-Term Incentive Compensation

Spartan Stores	25%	25%	50%

Peer Group Market Median	24%	25%	51%

All Other Named Executive Officers—Opportunity (at Target Level)

		At-Risk Compensation
	Base Compensation	Annual Incentive Compensation	Long-Term Incentive Compensation

Spartan Stores	42%	21%	37%

Peer Group Market Median	37%	24%	39%

2 The excluded items and their after tax impact for fiscal 2012 were the 53rd week earnings of $1.4 million, unusual corporate professional fees expense of $0.7 million, a swap termination charge of $0.5 million and a write-off of net deferred tax assets and liabilities related to the Michigan Business Tax that will no longer be realized as a result of the elimination of this tax of $0.5 million. These items were partially offset by an after tax gain on sale of assets of $0.3 million. Fiscal 2011 excludes a $1.8 million net after tax benefit primarily associated with lease terminations and pension curtailment income partially offset by asset impairment charges.

Introduction

Use of Terms

In this proxy statement, “we,” “us,” “our,” the “Company” and “Spartan Stores” refer to Spartan Stores, Inc., and “you” and “your” refer to each shareholder of Spartan Stores, Inc.

Questions and Answers about the Proxy Materials and Our 2012 Annual Meeting

Q.	Why am I receiving these materials?

A.	The Company’s Board of Directors is providing these proxy materials to you in connection with its solicitation of proxies for use at the Spartan Stores, Inc. 2012 annual meeting of shareholders, which will take place on Wednesday, August 15, 2012, at JW Marriott Hotel, 235 Louis Street NW, Grand Rapids, Michigan 49503, at 9:00 a.m., Eastern Daylight Time. Shareholders are invited to attend the annual meeting and are requested to vote upon the proposals described in this proxy statement.

Q.	Why am I being asked to review materials on-line?

A.	Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials to certain shareholders via the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s shareholders. All shareholders will have the ability to access the proxy materials on the website referenced in the Notice or request to receive a printed set of the proxy materials. You can find instructions on how to access the proxy materials over the Internet in the Notice. Shareholders may request to receive this year’s proxy materials in printed form by mail or electronically by email. The Company encourages shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings.

Q.	What information is contained in these materials?

A.	The information included in this proxy statement relates to the proposals to be voted upon at the annual meeting, the voting process, the compensation of our directors and named executive officers, and certain other information.

Q.	When did the Company begin sending and delivering this proxy statement to shareholders?

A.	We mailed a Notice of Internet Availability of Proxy Materials to our shareholders on approximately June 26, 2012.

Q.	Who may attend the meeting?

A.	Only the Company’s shareholders, their duly appointed proxies, and invited guests may attend the meeting. If you are a shareholder of record, you must bring the admission ticket attached to your proxy card or your notice of availability of proxy materials to be admitted to the meeting. “Street name” shareholders must bring a copy of a brokerage statement reflecting stock ownership as of June 18, 2012. All attendees must present a valid driver’s license or other federal or state issued photo identification.

Q.	What proposals will be voted on at the annual meeting?

A.	There are three proposals scheduled to be voted on at the annual meeting:

•	election of six directors from among the nominees in this proxy statement for one-year terms expiring in 2013;

•	advisory approval of the Company’s executive compensation;

•	ratification of the selection of Deloitte & Touche LLP as our independent auditors for fiscal 2013.

In addition, any other business that may properly come before the meeting will be considered and voted on. As of the date of this proxy statement, we are not aware of any other matters to be considered and voted on at the annual meeting. If any other matters are presented, the persons named as proxies on the enclosed proxy card will have discretionary authority to vote for you on those matters.

Q.	How does the Company’s Board of Directors recommend that I vote?

A.	Your Board of Directors recommends that you vote FOR election of each nominee named in this proxy statement, FOR the approval of the compensation of the Company’s named executive officers, and FOR ratification of the selection of Deloitte & Touche LLP as our independent auditors.

Q.	Who may vote?

A.	You may vote at the annual meeting if you were a shareholder of record of Spartan Stores common stock at the close of business on June 18, 2012. Each shareholder is entitled to one vote per share of Spartan Stores common stock on each matter presented for a shareholder vote at the meeting. As of June 18, 2012, there were 21,823,782 shares of Spartan Stores common stock outstanding.

Q.	How do I vote?

A.	If you are a shareholder of record, Spartan Stores offers you the convenience of voting through the Internet or by telephone, 24 hours a day, seven days a week. You may also vote by mail.

Internet Voting. You may vote via the Internet by visiting www.envisionreports.com/SPTN. You may navigate to the online voting site by clicking the “Cast Your Vote” button. Have the instructions attached to your proxy card ready when you access the site, and follow the prompts to record your vote. This vote will be counted immediately and there is no need to send in your proxy card. Votes cast by Internet must be received by 1:00 a.m. Eastern Daylight Time on August 15, 2012.

Telephone Voting. To vote by telephone, dial the toll-free number on the instructions attached to your proxy card and listen for further directions. You must have a touch-tone phone. Telephonic votes will be counted immediately and there is no need to send in your proxy card. Votes cast by telephone must be received by 1:00 a.m. Eastern Daylight Time on August 15, 2012.

Voting by Mail. You may request a printed copy of your proxy card. If you properly sign and return the proxy card, the shares represented by that proxy card will be voted at the annual meeting and at any adjournment of the meeting.

If you specify a choice on the proxy card, your shares will be voted as specified. If you do not specify a choice, your shares will be voted for election of each of the nominees named in this proxy statement, and for each of the proposals described in this proxy statement. If any other matter comes before the meeting, your shares will be voted in the discretion of the persons named as proxies on the proxy card.

Q.	How do I vote if my shares are held in “street name”?

A.

You hold your shares in “street name” if your shares are registered in the name of a bank, broker or other nominee (which we will collectively reference as your “broker”). If you hold your shares in street name, then your broker must vote your street name shares in the manner you direct if you provide your broker with proper and timely voting instructions. Please use the voting forms and instructions provided by your broker or its agent. These forms and instructions typically permit you to give voting instructions by telephone or Internet, using a number or Internet address provided by the broker (you will not be able to vote street name shares using the internet address or telephone numbers established for registered shareholders identified above). If you are a street name holder and later want to change your vote, you must contact your broker. Please note that you may not vote shares held in street name in person at the annual meeting unless you request and receive a valid proxy from your broker.

Q.	What happens if I do not cast a vote?

A.	If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

If you hold your shares in street name and do not provide timely voting instructions to your broker, your bank or broker may vote your shares only on “routine” matters, such as the ratification of the Company’s independent public accounting firm. NYSE rules applicable to its member firms provide that your broker may not vote uninstructed shares on a discretionary basis on non-routine matters, such as the election of directors or approval of the executive compensation proposal. In such cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on non-routine matters. This is called a “broker non-vote.”

Q.	What effect do broker non-votes have on the voting on the proposals?

A.	Although broker non-votes count for quorum purposes, we do not count them as votes for or against any proposal.

Therefore, if you hold your shares in street name it is critical that you cast your vote if you want your vote to count.

Q.	Can I change my mind after I return my proxy?

A.	Yes. You may revoke your proxy at any time before it is voted at the meeting by doing any of the following four things:

•	by delivering written notice of revocation to Spartan Stores’ Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518-8700;

•	by delivering a proxy card bearing a later date than the proxy that you wish to revoke;

•	by casting a subsequent vote via telephone or the Internet, as described above; or

•	by attending the meeting and voting in person.

Merely attending the meeting will not, by itself, revoke your proxy; you must cast a subsequent vote at the meeting using forms provided for that purpose. Your last valid vote that we receive before or at the annual meeting is the vote that will be counted.

Q.	What is the quorum requirement for the annual meeting?

A.	To conduct business at the annual meeting, a quorum of shareholders must be present. The presence in person or by properly executed proxy of the holders of a majority of all issued and outstanding shares of Spartan Stores common stock entitled to vote at the meeting is necessary for a quorum. To determine whether a quorum is present, we will include shares that are present or represented by proxy, including abstentions and shares represented by a broker non-vote on any matter.

Q.	May the annual meeting be adjourned?

A.	Yes. The shareholders present at the meeting, in person or by proxy, may, by a majority vote, adjourn the meeting despite the absence of a quorum. Shares represented by proxy may be voted in the discretion of the proxy holder on a proposal to adjourn the meeting. If a quorum is not present at the meeting, we expect the Chairman of the Board to adjourn the meeting to solicit additional proxies, as is authorized under the Company’s Bylaws. In addition, the Chairman may adjourn the meeting in the event of disorder or under other circumstances consistent with the Company’s bylaws and rules of conduct for the annual meeting.

Q.	What vote is necessary to approve the proposals?

A.	Election of Directors. A plurality of the shares voting is required to elect directors. This means that, if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected to the open director positions. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count to determine if a plurality of shares voted in favor of each nominee. As discussed in the Corporate Governance Principles section of this Proxy Statement, a director-nominee receiving a greater number of votes “withheld” than votes “for” election is required to promptly offer his or her resignation to the Nominating and Corporate Governance Committee upon certification of the shareholder vote. The resignation will be effective if and when accepted by the Nominating and Corporate Governance Committee.

Advisory Vote on Executive Compensation. The advisory vote on executive compensation (the “say on pay” vote) will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of approval. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy will not be included in the vote count to determine if a majority of shares voted on this proposal voted in favor of approval. Because your vote is advisory, it will not be binding on the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and Compensation Committee value the opinions of our shareholders and will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Ratification of Independent Auditors. The ratification of the selection of Deloitte & Touche LLP as our independent auditors for fiscal 2013 will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of ratification. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy will not be included in the vote count to determine if a majority of shares voted on this proposal voted in favor of this proposal.

Required Vote for Other Matters. We do not know of any other matters to be presented at the meeting. Generally, any other proposal to be voted on at the meeting would be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy would not be included in the vote count to determine if a majority of shares voted on the proposal voted in favor of each such proposal.

Q.	What does it mean if I receive more than one proxy or voting instruction card?

A.	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q.	Where can I find the voting results of the annual meeting?

A.	We will announce preliminary voting results at the annual meeting and publish final results in a current report on Form 8-K within four business days after the annual meeting.

Election of Directors

The Board of Directors proposes that the following six individuals be elected as directors of Spartan Stores for a one-year term expiring at the 2013 annual meeting of shareholders:

M. Shân Atkins

Wendy A. Beck

Frank M. Gambino

Yvonne R. Jackson

Elizabeth A. Nickels

Timothy J. O’Donovan

Biographical information concerning the nominees appears below under the heading “The Board of Directors.” The persons named as proxies on the proxy card intend to vote for the election of each of the nominees. The proposed nominees are willing to be elected and to serve as directors. If any nominee becomes unable to serve or is otherwise unavailable for election, which we do not anticipate, the incumbent Board of Directors may select a substitute nominee. If a substitute nominee is selected, the shares represented by your proxy card will be voted for the election of the substitute nominee, unless you give other instructions. If a substitute is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for more than six nominees.

Your Board of Directors recommends that you vote FOR election of all nominees as directors.

Advisory (Non-Binding) Approval of the

Compensation of Named Executive Officers

Shareholders may cast an advisory vote on the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.

As described in more detail in the “Executive Compensation” section of this proxy statement, the Company has designed its executive compensation programs to attract, motivate, reward and retain the senior management talent to manage the Company to achieve our corporate objectives and increase shareholder value through long-term profitable growth. Our compensation programs are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders. For these reasons, and the reasons discussed in the “Compensation Discussion and

Analysis” section of this proxy statement, we are asking our shareholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the shareholders of Spartan Stores, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2012 Annual Meeting of Shareholders under the heading entitled “Executive Compensation.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy and programs described in this proxy statement.

The vote is not binding on the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and Compensation Committee value the opinions of our shareholders and will take the results of the vote into consideration when making future decisions regarding executive compensation.

Your Board of Directors Recommends That You Vote FOR Approval of the Compensation of the Company’s Named Executive Officers.

Ratification of Selection of Independent Auditors

Spartan Stores’ Audit Committee has approved the selection of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent auditors to audit the financial statements and internal controls of Spartan Stores and its subsidiaries for fiscal 2013, and to perform such other appropriate accounting services as may be approved by the Audit Committee. The Audit Committee and the Board of Directors propose and recommend that shareholders ratify the selection of Deloitte to serve as the Company’s independent auditors for the fiscal year ending March 30, 2013.

The independence of the Company’s independent public accounting firm is of paramount concern to the Audit Committee and the Board of Directors. The Audit Committee evaluates the independence of the auditors at least annually. Deloitte has provided written affirmation that they are independent under all applicable standards, and the Audit Committee believes that Deloitte has effective internal monitoring of their independence. The Company and Deloitte have complied with SEC requirements on audit partner rotation. The lead audit partner was last replaced in fiscal 2009.

Independence is not the sole factor in the selection of the Company’s independent auditor. The Audit Committee also considers price, quality of service and knowledge of Spartan Stores and the Company’s industry when considering auditor selection.

More information concerning the relationship of the Company with its independent auditors appears below under the headings “Audit Committee,” “Independent Auditors,” and “Audit Committee Report.”

If the shareholders do not ratify the selection of Deloitte, the Audit Committee will consider a change in auditors for the next year.

Representatives of Deloitte are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

Your Audit Committee, which consists entirely of independent directors, and Board of Directors recommend that you vote FOR ratification of the selection of Deloitte & Touche LLP as our independent auditors for fiscal 2013.

Corporate Governance Principles

Spartan Stores is committed to developing and implementing principles of corporate governance to help the Board fulfill its responsibilities to shareholders and to provide a framework for overseeing the management of the Company. The formal requirements pertaining to

Spartan Stores’ corporate governance structure are set forth in our restated articles of incorporation, bylaws and committee charters. In addition, the Board has adopted a written Corporate Governance Policy. The Policy is designed to communicate our fundamental governance principles and to provide management, associates, and shareholders with insight to the Board’s ethical standards, expectations for conducting business, and decision-making processes. The Policy includes, among other things, guidelines regarding:

•	Board size and criteria;

•	director independence;

•	term limits and retirement of directors;

•	Board meetings and committees;

•	evaluation and compensation of the Board and executive officers;

•	directors’ access to management and outside advisors;

•	strategic planning;

•	succession planning; and

•	communications.

This section of our proxy statement summarizes certain charters, policies, and principles relating to Spartan Stores’ corporate governance. More information regarding the Company’s corporate governance, including a copy of our Corporate Governance Policy, is available in the “For Investors—Corporate Governance” section of our website, www.spartanstores.com.

Declassification of the Board of Directors

In 2010, the Board of Directors unanimously recommended, and the shareholders approved, amendments to the Company’s Articles of Incorporation that declassified the Board and caused each director to be elected annually for a one-year term. Previously, the Board had been divided into three classes of directors serving three year terms.

The declassification is being phased in over a three-year period, which began at last year’s Annual Meeting and is continuing this year.

Beginning with the 2013 Annual Meeting, every director of the Company will stand for election for a one-year term of office. Directors who are currently serving a term of office that will expire at the 2013 annual meeting will continue to serve until the end of their current term. Directors with terms expiring at the 2012 annual meeting will stand for election to a one-year term of office.

Director Independence

The Board believes that the independence of directors is an essential feature of the Company’s governance. Independent directors help assure that the Board and its committees are dedicated to acting in the best interests of the shareholders. Accordingly, Spartan Stores’ Corporate Governance Policy requires that at least two-thirds of the directors must be independent (as defined by the applicable standards of the Nasdaq Listing Rules).

More than two-thirds of the Company’s Board has consisted of independent directors for at least ten years. Currently, seven of Spartan Stores’ nine directors are independent. At present, the Board has only two current or former management directors: Craig Sturken, the current Chairman of the Board, former Executive Chairman and former Chief Executive Officer, and Dennis Eidson, the current President and Chief Executive Officer.

The Board of Directors’ Role in Risk Oversight

Management of risk is the direct responsibility of the Company’s senior leadership team. The Board of Directors is responsible for overseeing the Company’s risk management and risk mitigation. In its oversight of the Company’s risk-management process, the Board seeks to ensure that the Company is informed and deliberate in its risk-taking. The Company’s primary mechanisms for risk management are the Company’s enterprise risk management program (“ERM”), its internal audit program, strategic review sessions held between the Board and management, and the Company’s external audit by an independent accounting firm.

The Company relies on its ERM process to help identify, monitor, measure and manage risks. The ERM approach is designed to enable the Board of Directors to establish a mutual understanding with management of the effectiveness of the Company’s risk management practices and capabilities. The Company’s internal audit department provides management and the Board with information and analysis regarding operational, compliance and strategic risks, and seeks to improve business processes to minimize risks of fraud and abuse. Management and the internal audit department provide the Audit Committee with reports and updates on risk management matters at each Audit Committee meeting.

At least annually, the Board of Directors undertakes a comprehensive review of the Company’s strategic plans and objectives with management. This review necessarily involves the identification and assessment of strategic risks attendant to initiatives such as acquisitions and divestitures, major investments, financings and capital commitments.

The Board implements its risk oversight function both as a whole and through Committees, which meet regularly and report back to the full Board. In particular:

•

The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the Company’s internal audit and ethics programs, including the Company’s codes of conduct and ethics. On a regular basis, the Audit Committee members meet independently with the Company’s head of internal audit and representatives of the independent auditing firm, the Company’s Chief Financial Officer, and outside legal counsel.

•	The Compensation Committee evaluates the risks and rewards associated with the Company’s compensation philosophy and programs. As discussed in more detail in the Compensation Discussion and Analysis section of this proxy statement, the Compensation Committee reviews and approves compensation programs with features that mitigate risk without impairing the overall incentive nature of the compensation. The Compensation Committee also reviews senior leadership succession planning.

•

The Nominating and Corporate Governance Committee regularly reviews the Company’s governance structure and practices to promote the long-term interests of shareholders. The Nominating and Corporate Governance Committee also oversees the succession planning process for senior leadership positions.

Board Leadership Structure

The Nominating and Corporate Governance Committee and the Board of Directors evaluate, from time to time, the leadership structure of the Board of Directors in light of a variety of factors that the Board considers important, including efficiency, the Company’s current Board composition, the experience and skills of our management team, and other factors.

The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that at this time it is in the best interests of the Company and its shareholders to separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board, who previously served as the Company’s Chief Executive Officer for over five years, provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board.

When the Chairman of the Board is the current or former Chief Executive Officer, as is currently the case, the Chairperson of the

Nominating and Corporate Governance Committee serves as Lead Independent Director. The role of the Lead Independent Director is to aid and assist the Chairman and the rest of the Board in assuring effective corporate governance in managing the affairs of the Board and the Company. Specific responsibilities and authority of the Lead Independent Director include:

•	acting as the principal liaison between the independent directors and the Chairman of the Board;

•	recommending matters for the Board to consider;

•

advising the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from management that is necessary for the independent directors to effectively and responsibly perform their duties;

•	developing the agenda for and chairing executive sessions of the Board of Directors and communicating with the Chairperson as appropriate;

•	presiding over Board meetings in the absence of or at the request of the Chairperson;

•	assisting in the recruitment of Board candidates;

•	providing performance feedback to the Chairperson (in coordination with the Nominating and Corporate Governance Committee);

•	requesting that management prepare specific materials for the Board’s review; and

•	recommending to the Chairman of the Board the retention of consultants who report directly to the Board.

The Board of Directors believes that this leadership structure supports the risk oversight function of the Board (discussed above) by allowing the Chief Executive Officer and senior management to focus on strategic opportunities and risks within the framework of the Company’s risk management programs, while the Board, under the leadership of the Chairman, provides oversight in connection with those efforts, and the Lead Independent Director helps promote overall effective governance.

Committee Charters

The Board has appointed three chartered committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Board has approved a written committee charter for each of these committees. The charters define basic principles regarding each committee’s organization, purpose, authority and responsibilities. The charters for the Audit, Compensation, and Nominating and Corporate Governance Committees are available in the “For Investors—Corporate Governance” section of our website, www.spartanstores.com.

Director Attendance

The Board is proud of its record of recruiting and retaining directors who have a diversity of experience; have the highest personal and professional integrity; have demonstrated exceptional ability and judgment; and are effective in serving the long-term interests of shareholders. Board and Committee attendance is critical to the proper functioning of the Board of Directors and is a priority. Each director is expected to make every effort to personally attend every Board meeting and every meeting of each Committee on which he or she serves as a member.

Spartan Stores’ Board of Directors held ten meetings during fiscal 2012. In fiscal 2012, each director attended at least 75% of the total of all meetings of the Board of Directors and the committees on which he or she served. The Board is scheduled to meet at least quarterly and may meet more frequently. Independent directors meet in executive sessions, without the presence of management, at each regularly scheduled Board meeting.

Directors are also expected to attend the annual meeting of shareholders in person unless compelling personal circumstances prevent attendance. Despite the geographic diversity of their home cities, all of Spartan Stores’ directors have attended the annual meetings of shareholders for at least the past seven years, with one exception for one director who was unable to attend one annual meeting of shareholders.

Alignment of Shareholder, Management, and Director Interests

The Board has long believed that directors and management should have a significant financial stake in the Company to align their interests with those of the shareholders. Therefore, the Board and the Compensation Committee have made equity awards a substantial component of management and director compensation. In addition, the Board of Directors has established stock ownership guidelines for corporate officers and directors to ensure that they face the same downside risk and upside potential as shareholders. Under the stock ownership guidelines, the Company’s executive officers are expected to achieve and maintain a level of stock ownership having a value that is approximately equal to or greater than a specified multiple of the executive’s annual base salary, ranging for various positions from five times the applicable salary to one times the applicable salary. Each member of the Board of Directors is expected to acquire and continue to hold shares of the Company’s common stock having an aggregate market value from time to time which equals or exceeds five times the rate of the regular annual retainer then in effect for non-employee directors who are not chairs. Please see the “Compensation Discussion and Analysis” and “Compensation of Directors” sections of this proxy statement for additional information.

Majority Voting

The Board believes that the Company and its shareholders are best served by having directors who enjoy the confidence of the Company’s shareholders. It will be presumed that any director who receives a greater number of votes “withheld” than votes “for” such election in an uncontested election at an annual meeting of shareholders (a “Majority Withheld Vote”) does not have the full confidence of the shareholders. A director receiving a Majority Withheld Vote is required to promptly offer his or her resignation from the Board to the Nominating and Corporate Governance Committee upon certification of the shareholder vote. The resignation will be effective if and when accepted by the Nominating and Corporate Governance Committee.

Retirement and Change in Employment Status

The Board of Directors believes that it is generally appropriate for directors to retire before the age of 72. A director will not ordinarily be nominated for re-election to the Board of Directors following the expiration of the term of office which ends after his or her 72nd birthday. The Board of Directors recognizes, however, that the wisdom, experience and contribution of an older director could benefit the Board and the Nominating and Corporate Governance Committee may, in its discretion, nominate a director for re-election after his or her 72nd birthday in a case which the Nominating and Corporate Governance Committee determines to be exceptional. Currently, none of our directors is age 72 or older.

Directors recognize that they have been chosen for nomination or appointment to the Board of Directors in part because of the knowledge and insight they gain on a continuing basis from their active employment in their current positions and for the public respect they bring to the Company and its Board of Directors because of the positions they hold in the business community. A director who experiences a material change in his or her employment status is expected to promptly offer his or her resignation as a director to the Nominating and Corporate Governance Committee. The Committee will promptly consider and vote upon acceptance or rejection of the director’s offer to resign (excluding the affected director from consideration of and voting on acceptance of the resignation).

Other Board Memberships

Spartan Stores recognizes that the proper direction and management of the Company requires the dedication of the executive officers and a significant commitment from its directors. Accordingly, the Board has established a policy governing membership on the boards of other companies.

Executive officers of the Company must notify the Nominating and Corporate Governance Committee before serving as a member of the Board of Directors of any other business organization. The Nominating and Corporate Governance Committee reviews the Chief Executive Officer’s membership on external boards of directors at least annually. The Chief Executive Officer may not serve on the board of directors of more than one business organization not affiliated with the Company without the prior review and approval of the Nominating and Corporate Governance Committee. The Committee may limit the directorships for any other executive officer if it believes that they will interfere with the executive officer’s responsibilities to the Company. Non-management directors may not serve on more than three other public company boards without the prior review and approval of the Nominating and Corporate Governance Committee.

Codes of Conduct and Ethics

Spartan Stores is committed to the highest standards of integrity, honesty, and ethics in business. The Board has approved, and the Audit Committee administers, a Code of Conduct and Business Ethics (the “Code”) that articulates the Company’s standards regarding business ethics and expectations regarding the conduct of directors, management, and associates. This Code establishes basic guidelines to help the Company comply with legal requirements and conduct our business with honesty and integrity. The Code sets forth rules of conduct concerning disclosure of information, conflicts of interest, accurate recordkeeping and reporting, and receipt of personal benefits. The Code requires all associates of the Company to report promptly any violations of the Code. Associates may report violations through the Company’s HonorLine telephone system on a confidential and anonymous basis. The Code is available in the “For Investors—Corporate Governance” section of our website, www.spartanstores.com.

In addition, the Company has a comprehensive Code of Conduct Policy applicable to all associates that articulates the Company’s core values and sets forth standards of conduct regarding a broad range of topics, including antitrust compliance, securities matters, environmental law compliance, political contributions, workplace conduct, and other matters that are essential to the integrity of our business activities.

Succession Planning

Under our Corporate Governance Policy, the Board of Directors maintains and periodically reviews a succession plan for the Company’s Chief Executive Officer and such other executive officers as it deems appropriate to manage the continuity of leadership in the execution of the Company’s business strategies. The succession plans are based upon recommendations of the Compensation Committee, with input from the Nominating and Corporate Governance Committee.

Board and Management Communication

Spartan Stores is committed to open and effective communication between the Board and management. Directors are encouraged to consult with any Spartan Stores manager or associate and may visit Company facilities without the approval or presence of corporate management. The Board encourages executive officers to invite managers to

Board meetings from time to time who can provide additional insight into matters under discussion. The Board is required to dedicate a substantial portion of at least one meeting per year to discussions with management regarding the Company’s strategic plan.

Director Education

Spartan Stores encourages all of its directors to attend continuing education programs so that they may stay abreast of developments in corporate governance and best practices and further develop their expertise. The Board of Directors expects that each director will attend annually an appropriate continuing director education program.

Nominee Qualifications and the Nominations Process

There are no specific or minimum qualifications or criteria for nomination for election or appointment to the Board of Directors. The Nominating and Corporate Governance Committee identifies and evaluates nominees for director on a case-by-case basis, regardless of who recommended the nominee, and has no written procedures for doing so. The Board has indentified certain qualifications, attributes and skills that should be represented on the Board as a whole. These are discussed beginning on page 21.

The Board of Directors believes that Spartan Stores and its shareholders are best served by having a Board of Directors that brings a diversity of education, experience, skills, and perspective to Board meetings. The Board of Directors welcomes opportunities to include diverse perspectives, talents, ideas and contributions. Consistent with this philosophy, the Board of Directors may consider factors and characteristics that are pertinent to diversity, such as race and gender, when evaluating nominees to stand for election or re-election to the Board.

The Company has engaged and paid fees to third party search firms to assist the Nominating and Corporate Governance Committee in identifying possible nominees for director and providing information to assist the Committee in the evaluation of possible nominees.

The Board of Directors expects that there would be no material difference in the manner in which the Nominating and Corporate Governance Committee would evaluate a nominee for director that was recommended by a shareholder.

Shareholder Nominations of Director Candidates

Under our restated articles of incorporation, a shareholder of record may nominate a person for election as a director at a meeting of shareholders at which directors will be elected if, and only if, the shareholder has delivered timely notice to the Secretary of Spartan Stores setting forth:

•	the name, age, business address and residence address of each proposed nominee;

•	the principal occupation or employment of each nominee;

•	the number of shares of Spartan Stores stock that each nominee beneficially owns;

•	a statement that each nominee is willing to be nominated; and

•

any other information concerning each nominee that would be required under the rules of the Securities and Exchange Commission (“SEC”) in a proxy statement soliciting proxies for the election of those nominees.

The Nominating and Corporate Governance Committee will consider every nominee proposed by a shareholder that is received in a timely manner in accordance with these procedures and report each such nomination, along with the Nominating and Corporate Governance Committee’s recommendations, to the full Board of Directors.

To be timely, a shareholder’s notice must be delivered to or mailed and received at Spartan Stores’ principal executive offices at least 120 days before the date of notice of the meeting in the case of an annual meeting of shareholders, or not more than seven days following the date of notice of the meeting in the case of a special meeting of shareholders. Any nomination that does not comply with these procedures will be void.

The Nominating and Corporate Governance Committee may also, in its discretion, consider shareholders’ informal recommendations of possible nominees. Shareholders may send such informal recommendations to the Committee by directing them to Spartan Stores, Inc. in care of the Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518-8700.

Shareholder Communications with Directors

In accordance with the Spartan Stores’ Shareholder Communication Policy, shareholders who wish to send communications to Spartan Stores’ Board of Directors may do so by sending them in care of the Secretary at the address set forth in the preceding paragraph. Such communications may be addressed either to specified individual directors or the entire Board. The Secretary has the discretion to screen and not forward to directors communications which the Secretary determines in his or her discretion are communications unrelated to the business or governance of Spartan Stores and its subsidiaries, commercial solicitations, offensive, obscene, or otherwise inappropriate. The Secretary will, however, compile all shareholder communications which are not forwarded and such communications will be available to any director. A copy of our Shareholder Communication Policy can be found in the “For Investors—Corporate Governance” section of our website, www.spartanstores.com.

The Board of Directors

General

The Board of Directors currently consists of nine directors. Assuming that all of the nominees are elected, there will be nine directors immediately following the annual meeting. At our 2010 Annual Meeting, our shareholders voted to amend the Company’s Articles of Incorporation to declassify our Board of Directors and cause each director to stand for election annually. The declassification is being phased in over a three-year period, which began with last year’s Annual Meeting. Continuing directors elected prior to the 2011 Annual Meeting will continue to serve the remainder of their three-year terms, and thereafter will be eligible to stand for re-election for a one-year term. All directors elected at the 2012 Annual Meeting will serve a one-year term, expiring at the 2013 Annual Meeting.

The biographies of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should continue to serve as a director for the Company. Except as otherwise indicated, each of these persons has had the same principal position and employment for over five years.

Nominees for Directors with Terms Expiring in 2013

M. Shân Atkins (age 55) has been a director of Spartan Stores since 2003. Since 2001, Ms. Atkins has been Managing Director of Chetrum Capital LLC, a private investment firm. Ms. Atkins is a director and chair of the Compensation Committee of The Pep Boys—Manny, Moe and Jack, an auto parts and service retailer whose common stock is listed on the New York Stock Exchange. Ms. Atkins is a director and member of the Human Resource and Compensation Committee and the Nominating and Corporate Governance Committee of Tim Hortons, Inc., Canada’s leading quick service restaurant chain whose stock is traded on the New York Stock Exchange. Ms. Atkins served as a director of Shoppers Drug Mart Corporation, a retail drug store chain whose stock is traded on the Toronto Stock Exchange, from 2005 to 2012, including service as chair of the Audit Committee from 2011 to 2012. Ms. Atkins serves as a director and chair of the Audit Committee of True Value Company, a retailer-owned hardware cooperative. From 1999 to 2001, Ms. Atkins served as a director and a member of the Audit Committee of Chapters, Inc., a book retailer whose stock was traded on the Toronto Stock Exchange prior to the company’s acquisition. From 1996 to 2001, Ms. Atkins served in a variety of executive positions with Sears, Roebuck and Co. (now known as Sears Holdings Corporation), a retailer whose common stock is listed on the New York Stock Exchange, most recently as Executive Vice President, Strategic Initiatives. From 1982 to 1996, she served in a variety of positions with Bain and Company, Inc., an international management consulting firm, where she specialized in the consumer and retail sectors, most recently serving as Vice President. Ms. Atkins was an auditor with Price Waterhouse in Toronto, Canada, from 1979 to 1981. She has been a member of the Canadian Institute of Chartered Accountants since 1981 and is a certified public accountant. Ms. Atkins’ qualifications to serve on the Board of Directors include her expertise in finance and accounting, her extensive experience as a director of other publicly traded corporations, and her experience in developing and executing strategic plans for major retail organizations.

Wendy A. Beck (age 47) has been a director of Spartan Stores since her appointment to the Board in October 2010. Ms. Beck is the Executive Vice President and Chief Financial Officer of Norwegian Cruise Line, one of the leading cruise ship operators in the world. She was formerly CFO of Domino’s Pizza, a public pizza delivery company with more than 9,000 national and international franchise and company-owned retail stores, and an extensive food distribution operation. She also previously held Chief Financial Officer and Treasurer positions with Whataburger

Restaurants and Checkers Drive-In Restaurants, which was publicly traded during her time with Checkers Drive-In Restaurant, and was a senior tax accountant with Lincare, a publicly traded national healthcare services company. Ms. Beck is a Certified Public Accountant, a member of the American Institute of Certified Public Accountants and Florida Institute of Certified Public Accountants, and served on the Board of Directors for the Women’s Foodservice Forum from 2006 to 2011, including service on the Executive Committee and as Treasurer of that organization from 2006 to 2008. Ms. Beck possesses expertise in accounting, finance, taxes, budgeting, forecasting, SEC compliance and reporting, strategic planning, and information technology systems.

Dr. Frank M. Gambino (age 58) has been a director of Spartan Stores since 2003. Dr. Gambino is a Professor of Marketing and the Director of the Food & Consumer Packaged Goods Marketing Program in the Haworth College of Business at Western Michigan University. He has been on the WMU faculty since 1984. Prior to joining WMU he had over 15 years of experience in the retail food industry. Dr. Gambino remains active within the food and consumer packaged goods industries at both the national and regional level. He is a frequent speaker, trainer and consultant to a diverse group of industry organizations. Currently, he serves on the Retail Site Development Committee for Wakefern Food Corporation (a grocery retailer cooperative) of Elizabeth, New Jersey, which is an advisory committee that reports to the Wakefern Board of Directors. He is also secretary to the Western Michigan University Food Industry Advisory Board. He is a past member of the board of directors for Alliance Foods and the Food Distribution Research Society and past senator to the WMU Faculty Senate. He has served and continues to serve on several industry advisory groups including such organizations as the National Grocers Association and the Food Marketing Institute. Dr. Gambino’s qualifications to serve on the Board of Directors include his knowledge and expertise in the food industry.

Yvonne R. Jackson (age 62) has been a director of Spartan Stores since her appointment to the Board in October 2010. Ms. Jackson is President and Principal of BeecherJackson, a human resources management consulting firm that she co-founded in 2006. From 2002 to 2005, she served as Senior Vice President, Corporate Human Resources of Pfizer, Inc., a global pharmaceutical company with over 100,000 employees whose stock is traded on the NYSE, where she was responsible for overall strategy development and the execution of Pfizer’s company-wide human resources policies and initiatives. From 1999 to 2002, she served as Senior Vice President Human Resources and Chief People Officer at Compaq Computer Co., a computer manufacturing and marketing company, prior to its acquisition by Hewlett-Packard. From 1993 to 1999, she served as Senior Vice President Human Resources and Chief People Officer at Burger King Corporation, a nationwide fast-food retailer whose stock is traded on the New York Stock Exchange. From 2006 to 2012, Ms. Jackson served as a director of Winn-Dixie Stores, Inc., a regional grocery retailer whose stock was traded on Nasdaq prior to its acquisition, including service as chairperson of Winn Dixie’s Compensation Committee. Ms. Jackson is a former director and member of the Compensation and Nominating and Corporate Governance Committees of Best Buy Co., Inc., whose stock is traded on the NYSE. Ms. Jackson has over 30 years’ experience in human resources, including experience as the most senior human resources executive. Her experience enables her to assist the Board in its deliberations regarding succession planning, compensation and benefits, change management, talent management, organizational management and diversity strategies.

Elizabeth A. Nickels (age 50) has been a director of Spartan Stores since 2000. Ms. Nickels is the Executive Director of the Herman Miller Foundation. From February 2000 to May 2012, Ms. Nickels served as an executive at Herman Miller, Inc., an office furniture manufacturing company whose stock is traded on the Nasdaq Global Select Market, including service as President of Herman Miller Healthcare from

August 2007 to May 2012 and Executive Vice President of Herman Miller, Inc. from February 2000 to May 2012. Ms. Nickels also served as Chief Financial Officer of Herman Miller from February 2000 to August 2007. From 1993 to February 2000, she was Vice President and Chief Financial Officer of Universal Forest Products, Inc., a wood products manufacturer whose stock is traded on the Nasdaq Global Select Market. Ms. Nickels has practiced as a certified public accountant and maintains her registration as a C.P.A. Ms. Nickels’ qualifications to serve as a director include her wealth of experience and knowledge of business, finance and accounting matters gained through nineteen years of executive experience with publicly traded companies.

Timothy J. O’Donovan (age 67) has been a director of Spartan Stores since 2003. Mr. O’Donovan is the retired Chairman of the Board and Chief Executive Officer of Wolverine World Wide, Inc., a footwear company whose common stock is listed on the New York Stock Exchange. Mr. O’Donovan served as Chairman of the Board of Wolverine from April 2005 through December 2009. In April 2007, Mr. O’Donovan retired as Chief Executive Officer of Wolverine, a position which he held since April 2000. Mr. O’Donovan served as Wolverine’s Chief Executive Officer and President from April 2000 until April 2005, and as Chief Operating Officer and President from 1996 until April 2000. Before 1996, Mr. O’Donovan was Executive Vice President of Wolverine. Mr. O’Donovan is also a director of Kaydon Corporation, a designer and manufacturer of bearing systems whose stock is traded on the New York Stock Exchange. Mr. O’Donovan’s qualifications for service as a Director include his extensive experience as a public company executive and more than 25 collective years of experience on public company boards and service on both audit and compensation committees of public company boards.

Continuing Directors with Terms Expiring in 2013

Craig C. Sturken (age 68) is the Chairman of the Board of Directors. Mr. Sturken has been a director of Spartan Stores since March 2003, was

Chief Executive Officer of Spartan Stores from March 2003 to October 2008, President of Spartan Stores from March 2003 to October 2007, and Chairman of the Board of Spartan Stores since August 2003 (including Executive Chairman from October 2008 to February 2011). Mr. Sturken spent his entire career in the grocery industry and has more than 40 years of retail grocery experience, including 10 years with the Great Atlantic & Pacific Tea Company (“A&P”), a food retailer whose stock is traded on the New York Stock Exchange. From October 2000 to March 2002, Mr. Sturken was the CEO of A&P’s Atlantic region, after which he retired. From October 1992 to October 2000, he was CEO of A&P’s Midwest region. Before A&P, Mr. Sturken held executive positions with The Grand Union Company and Hannaford Brothers’ Company. Mr. Sturken is uniquely qualified to serve as a director of Spartan Stores by virtue of his four decades of experience in the retail grocery industry and his knowledge of the Company and its operations gained during his service as the Company’s Chief Executive Officer.

Frederick J. Morganthall, II (age 60) has been a director of Spartan Stores since 2006. Mr. Morganthall is the President and Chief Operating Officer of Harris Teeter Supermarkets, Inc. (formerly known as Ruddick Corporation), a public company whose stock is traded on the New York Stock Exchange. Mr. Morganthall was promoted to his current position at Harris Teeter Supermarkets, Inc. after serving as President of its subsidiary, Harris Teeter, Inc., which operates a supermarket chain operating in the southeastern and mid-Atlantic U.S., from October 1997 to March 2012. In 2011, Mr. Morganthall was elected Chairman of the Board of the Food Marketing Institute, an organization representing 1,500 food retailers and wholesalers with a combined annual sales volume of $680 billion. Prior to becoming President of Harris Teeter, Mr. Morganthall served Harris Teeter in other executive positions since 1992. Mr. Morganthall’s qualifications for service as a director of Spartan Stores include his extensive executive experience in the grocery industry (including distribution and supply chain operations) and his knowledge of competitive conditions and strategic developments in our industry.

Dennis Eidson (age 58) has been a director of Spartan Stores since October 2007, Chief Executive Officer since October 2008, President of Spartan Stores since October 2007, and was our Chief Operating Officer from February 2007 to October 2008, and our Executive Vice President Marketing and Merchandising from March 2003 to February 2007. Prior to joining Spartan Stores, Mr. Eidson served as the Divisional President and Chief Executive Officer of A&P’s Midwest region from October 2000 to July 2002, as the Executive Vice President Sales and Merchandising of A&P’s Midwest region from March 2000 to October 2000, and as the Vice President of Merchandising of A&P’s Farmer Jack division from June 1997 to March 2000. Mr. Eidson brings valuable insight and knowledge to the Board due to his service as President and Chief Executive Officer. Mr. Eidson also provides the benefit of his years of service in the grocery retail and distribution industry, including his executive experience at A&P.

Qualifications, Attributes, Skills and Experience to be Represented on the Board as a Whole

The Board has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole, in light of the Company’s current needs and the business priorities.

We are a leading regional grocery distributor and grocery retailer. We believe that we are the tenth largest wholesale distributor to supermarkets in the United States and the largest wholesale distributor to supermarkets in Michigan. Grocery retailing and distribution is a highly competitive and dynamic business. Accordingly, the Board of Directors believes that at least some of our directors should have experience or specific knowledge in retail or wholesale industries at the executive level. The Board believes that directors with experience or in-depth knowledge of the retail grocery industry are uniquely qualified to inform the Board’s deliberations regarding business strategy. Because merchandising and marketing is central to our business, the Board believes that merchandising and marketing experience should be represented on the Board. In addition, the Board believes that its membership should include directors who have:

•	a high degree of financial expertise;

•	experience with human resources matters;

•	strategic planning skills; and

•	relevant business experience as a chief executive officer or equivalent.

The Board of Directors believes that Spartan Stores and its shareholders are best served by having a Board of Directors that brings a diversity of education, experience, skills, and perspective to Board meetings. The Board of Directors welcomes opportunities to include diverse perspectives, talents, ideas and contributions. Consistent with this philosophy, the Board of Directors may consider factors and characteristics that are pertinent to diversity, such as race and gender, when evaluating nominees to stand for election or re-election to the Board.

Board Committees

Spartan Stores’ Board has three standing committees:

•	the Audit Committee;

•	the Compensation Committee; and

•	the Nominating and Corporate Governance Committee;

The Executive Committee, which had been empowered to manage the business affairs and property of the Company between meetings of the full Board, was eliminated by the Board of Directors in August 2011.

The table below shows the current membership of each Board Committee and the number of meetings each Committee held in fiscal 2012.

BOARD OF DIRECTORS COMMITTEE MEMBERSHIP

Director	Independent Director(1)	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
M. Shân Atkins	Yes	Member		Member
Wendy A. Beck	Yes	Member
Dennis Eidson	No
Dr. Frank M. Gambino	Yes		Member
Yvonne R. Jackson	Yes		Chair	Member
Frederick J. Morganthall, II	Yes	Member		Member
Elizabeth A. Nickels	Yes	Chair
Timothy J. O’Donovan	Yes		Member	Chair
Craig C. Sturken	No
Number of Meetings in Fiscal 2012(2)		6	6	4

(1)	Independent under Nasdaq independence standards for directors generally and for each Committee on which the director serves.

(2)	The full Board of Directors held ten meetings in fiscal 2012.

Audit Committee. The Board of Directors has established the Audit Committee to assist the Board in fulfilling its fiduciary responsibilities with respect to accounting, auditing, financial reporting, internal controls, and legal compliance. The Audit Committee oversees management and the independent auditors in the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee serves as a focal point for communication among the Board, the independent auditors, the internal auditors and management with regard to accounting, reporting, and internal controls. The Audit Committee represents the Board in oversight of:

•	the integrity of the financial statements of the Company;

•	the Company’s system of disclosure controls and procedures and internal controls over financial reporting;

•	the independence and performance of the Company’s independent auditors (who are ultimately responsible to the Board of Directors and the Audit Committee);

•	the performance of the Company’s internal audit function; and

•	compliance by the Company with legal and regulatory requirements.

The Audit Committee has direct authority and responsibility for the appointment, compensation, retention and oversight of the work of any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. The Audit Committee is also directly responsible for the resolution of disagreements between management and the independent auditors regarding financial reporting. The Audit Committee reviews the performance, independence, and objectivity of the independent auditors at least annually and takes or recommends to the full Board appropriate action to ensure the independence of the independent auditors. Independent auditors report directly to the Audit Committee.

See “Independent Auditors–Audit Committee Approval Policies” for a discussion of the Audit Committee’s procedures for approving services to be provided by the independent auditors to Spartan Stores and its subsidiaries.

The Audit Committee operates under a charter adopted by the Board of Directors. A copy of the Audit Committee Charter is available in the “For Investors—Corporate Governance” section of our website, www.spartanstores.com.

The Board of Directors has determined that Audit Committee members M. Shân Atkins, Wendy A. Beck and Elizabeth A. Nickels are Audit Committee financial experts, as that term is defined in Item 401(h)(2) of Securities and Exchange Commission Regulation S-K. Under SEC regulations, a person who is determined to be an Audit Committee financial expert will not be deemed an expert for any other purpose, including without limitation for purposes of Section 11 of the Securities Act of 1933, as a result of being designated or identified as an Audit Committee financial expert, and the designation or identification of a person as an Audit Committee financial expert does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and Board of Directors in the absence of such designation or identification or affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

Each member of the Audit Committee is independent, as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act of 1934.

Compensation Committee. The Board of Directors has established the Compensation Committee to assist the Board of Directors in fulfilling its responsibilities relating to compensation of the Company’s executive officers and the Company’s compensation and benefit programs and policies. The Compensation Committee has full power and authority to perform the responsibilities of a public company compensation committee under applicable law, regulations, stock exchange rules, and public company custom and practice.

The Compensation Committee has the authority and responsibility to:

•

determine and oversee the Company’s executive compensation philosophy, structure, policies and programs, and assess whether the Company’s compensation structure establishes appropriate incentives for management and associates;

•

administer, amend, interpret or make recommendations to the Board of Directors with respect to retirement, stock incentive, cash incentive, welfare and other compensation and benefit plans of the Company that are approved by the Board of Directors (“Plans”);

•

approve stock option and other stock incentive awards and authorize the issuance of shares of the Company’s Common Stock, options and rights to acquire Common Stock, awards and units denominated in Common Stock, and other interests in the Company’s Common Stock pursuant to the Plans;

•

review and approve corporate and personal goals and objectives relevant to the compensation and evaluation of the Chief Executive Officer, and evaluate the performance of the Chief Executive Officer in light of those goals and objectives in coordination with the Nominating and Corporate Governance Committee;

•	Review and recommend to the Board the base salary, annual bonus plan and award opportunities and long-term incentive plan and award opportunities of the Chief Executive Officer;
•

review with the Chief Executive Officer and recommend to the Board the base salary, annual bonus plan and award opportunities and long-term incentive plan and award opportunities of the Company’s other executive officers;

•

evaluate the risks and rewards associated with the Company’s compensation philosophy and programs and take actions that the Committee considers necessary to mitigate risk and discourage excessive or inappropriate risk-taking;

•	review succession planning for the Chief Executive Officer and other key executive officers of the Company;

•	review, recommend and approve employment agreements and severance arrangements for executive officers, including change-in-control provisions, plans or agreements;

•	review, recommend and approve Company policies pertaining to executive perquisites and personal benefits; and

•

review and approve the compensation and benefits provided to directors and authorize the issuance of equity compensation, including restricted stock and stock options, for services to the Company as a director.

•	establish stock ownership guidelines for directors and executive officers and monitor compliance with the guidelines.

The Compensation Committee also has additional powers, authority and responsibilities that are specified in the Compensation Committee Charter or delegated to the Compensation Committee by the Board of Directors or by Plans approved by the Board of Directors.

Compensation Committee Processes and Procedures. The Compensation Committee reviews executive compensation on a continuous basis each year, with the most comprehensive and in-depth reviews typically taking place in February and May. The Committee reviews executive performance, current compensation levels, and compensation benchmarking data and analysis (please see the Compensation Discussion and Analysis section of this Proxy Statement for information about benchmarking analysis). The Committee reviews this information in the context of the Company’s performance and financial results. At the conclusion of this review, the Compensation Committee grants share-based awards if appropriate, establishes goals and objectives for the then-current fiscal year, and may adjust executive salaries. The Compensation Committee’s decision making process is explained in more detail in the Compensation Discussion and Analysis section of this proxy statement.

Consultants and Advisors. The Compensation Committee is authorized to engage consultants, advisors and legal counsel at the expense of the Company. The Compensation Committee Charter requires that any consultant engaged for the purpose of determining the compensation of executive officers must be engaged directly by the Committee and report to the Compensation Committee. The Compensation Committee has authority to approve contracts with and payment of fees and other compensation of consultants, advisors and legal counsel. Please see the information under the caption “Use of Independent Compensation Consultants” in the Compensation Discussion and Analysis section of this proxy statement for more information.

Participation by Management. The Company’s compensation philosophy and the administration of its various compensation plans are determined by the independent directors of the Compensation Committee. Company policy and Nasdaq rules prohibit participation by the Chief Executive Officer in the process of determining his or her own compensation. The Company’s executive officers and Human Resources associates serve as a resource to the Compensation Committee and provide advice, information, analysis and documentation to the Compensation Committee upon request. In appropriate cases, in its discretion, the Compensation Committee may delegate its authority to the executive officers, being mindful that the Compensation Committee and the Board of Directors are responsible to the Company’s shareholders to perform the functions and fulfill the responsibilities charged to the Compensation Committee under its Charter. The Compensation Committee may delegate to the Chief Executive Officer authority to recommend the amount or form of compensation paid to other executive officers and associates subordinate to the Chief Executive Officer, subject to such limitations and reporting responsibilities as the Compensation Committee in its discretion may require. The Compensation Committee will not delegate to executive officers its authority to approve awards of stock options or other stock compensation.

Although the Compensation Committee makes many of the most significant compensation decisions in the first quarter of the fiscal year, the Company’s compensation planning process neither begins nor ends with any particular Committee meeting. Compensation decisions are designed to promote our fundamental business objectives and strategy. Business and succession planning, evaluation of management performance, and consideration of the business environment are year-round processes for the Compensation Committee and the full Board of Directors.

Share-based Award Policy. The Board of Directors has long believed that the process by which the Company awards stock options and other share-based compensation must be transparent, fair, and compliant with all applicable legal requirements and stock exchange rules. For these reasons, the Board of Directors has adopted the Policy Regarding Stock Option Grants and other Share Based Awards which provides, among other provisions, that:

•

Share based awards will not be back-dated. No share based award may have an effective date earlier than the actual date of the action of the Board of Directors or authorized committee of the Board of Directors to approve the award;

•	The exercise price for all share based awards will be based on the market value of Spartan

Stores common stock on the effective date of award (as defined under the applicable plan);

•

The Company will not time its release of material non-public information for the purpose of affecting the value of executive compensation, or time the grant of compensation awards to take advantage of material non-public information;

•

Only the Board of Directors or the Compensation Committee, which consists entirely of independent directors, will approve share based awards. This authority may not be delegated to executive officers or associates; and

•

All share based awards to the Company’s executive officers and directors will be timely reported pursuant to Section 16 of the Securities and Exchange Act of 1934. Share-based awards are typically granted in May of each year and in conjunction with promotions or newly hired executives.

A copy of the Policy Regarding Stock Option Grants and other Share Based Awards is available in the “For Investors—Corporate Governance” section of our website, www.spartanstores.com.

Additional information regarding the Company’s compensation philosophy and the Compensation Committee’s processes and procedures is set forth in the Compensation Discussion and Analysis section of this proxy statement.

The Compensation Committee operates under a charter adopted by the Board of Directors. A copy of the Compensation Committee Charter is available in the “For Investors—Corporate Governance” section of our website, www.spartanstores.com.

Each member of the Compensation Committee is independent, as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules.

Nominating and Corporate Governance Committee. The Board of Directors has established the Nominating and Corporate Governance Committee to assist the Board of Directors in fulfilling its responsibilities by providing independent director oversight of nominations for election to the Board of Directors and leadership in the Company’s corporate governance. The Committee has full power and authority to perform the responsibilities of a public company nominating and corporate governance committee under applicable law, regulations, stock exchange rules, and public company custom and practice.

The Committee has the authority and responsibility to:

•	determine, review, administer, interpret, amend and make recommendations to the Board of Directors regarding the Company’s corporate governance policy;

•

review and recommend to the Board of Directors any changes in the size and composition of the Board of Directors and develop and recommend to the Board of Directors criteria for the selection of candidates for election as directors;

•	provide the independent director oversight of nominations for election to the Board of Directors contemplated by Nasdaq Listing Rules;

•

lead the search for individuals qualified to become members of the Board of Directors, review the qualifications of candidates for election to the Board of Directors, and assess the qualifications, contributions and independence of incumbent directors standing for re-election to the Board of Directors;

•

recommend to the Board of Directors the candidates to be nominated and recommended by the Board of Directors for election to the Board of Directors at each annual meeting of shareholders or to be appointed by the Board of Directors to fill a vacancy on the Board of Directors;

•	develop and recommend to the Board of Directors for its approval an annual evaluation process for the Board of Directors, and its standing committees, and conduct and discuss with the Board of Directors the annual performance evaluation;

•

evaluate periodically the performance, authority, operations, charter and composition of each standing or ad hoc committee of the Board of Directors and recommend to the Board of Directors any changes the Committee determines to be appropriate;

•

review and make recommendations to the Board of Directors on the Board of Director policies and practices relating to corporate governance, independence of directors, conflicts of interest, ethics, and business conduct;

•	review and make recommendations to the Board of Directors regarding responses to proposals of shareholders that relate to corporate governance;

•	assess the independence of directors in accordance with applicable rules and regulations at least annually; and

•	develop and periodically review and revise, as appropriate, a management succession plan and related procedures; consider and recommend to the Board of Directors candidates for successor to the Chief Executive Officer of the Company and, with appropriate consideration of the Chief Executive Officer’s recommendations, candidates for succession to other executive offices.

The Nominating and Corporate Governance Committee also has additional powers, authority and responsibilities specified in its charter or delegated to the committee by the Board of Directors. A copy of the Nominating and Corporate Governance Committee Charter is available in the “For Investors—Corporate Governance” section of our website, www.spartanstores.com.

Under the Corporate Governance Policy, if the chair of the Board is also the current or former Chief Executive Officer of Spartan Stores, the chair of the Nominating and Corporate Governance Committee will act as the Lead Independent Director. The responsibilities and authority of the Lead Independent Director are described in this proxy statement under the caption “Board Leadership Structure.”

Each member of the Nominating and Corporate Governance Committee is “independent” as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules.

Independent Auditors

Independent Auditors’ Fees

The aggregate fees billed by Deloitte & Touche LLP to Spartan Stores and its subsidiaries for fiscal 2012 and fiscal 2011 are as follows:

	Fiscal 2012	Fiscal 2011
Audit Fees(1)	$548,735	$548,413
Audit-Related Fees(2)	$25,500	–
Tax Fees(3)	$249,653	$258,471
All Other Fees	–	–

(1)	Audit services consist of the annual audit of the financial statements and internal control over financial reporting, reviews of quarterly reports on Form 10-Q, and related consultations.

(2)	Audit-related services consist principally of services related to accounting matters not arising as part of the audit.

(3)	Permissible tax services include tax compliance, tax planning and tax advice that do not impair the independence of the auditors and that are consistent with the SEC’s rules on auditor independence. Tax compliance and preparation fees account for $222,903 and $244,571 of the total tax fees for fiscal 2012 and fiscal 2011, respectively.

Deloitte did not provide any services to Spartan Stores or its subsidiaries related to financial information systems design and implementation during the past two fiscal years.

Audit Committee Approval Policies

The Audit Committee Charter sets forth the policy and procedures for the approval by the Audit Committee of all services provided by Deloitte. The charter requires that the Audit Committee pre-approve all services provided by the independent auditors, including audit-related services and non-audit services. The charter allows the Audit Committee to delegate to one or more members of the Audit Committee the authority to approve the independent auditors’ services. The decisions of any Audit Committee member to whom authority is delegated to pre-approve services are reported to the full Audit Committee. The charter also provides that the Audit Committee has authority and responsibility to approve and authorize payment of the independent auditors’ fees. Finally, the charter sets forth certain services that the independent auditors are prohibited from providing to Spartan Stores or its subsidiaries. All of the services described above were approved by the Audit Committee. None of the audit-related fees or tax fees were approved by the Audit Committee pursuant to the de minimus exception set forth in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, although the Audit Committee Charter allows such approval.

Audit Committee Report

The Board of Directors has appointed the Audit Committee to assist the Board in fulfilling its fiduciary responsibilities with respect to accounting, auditing, financial reporting, internal controls, and legal compliance. The Committee oversees management and the independent auditors in the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Committee serves as a focal point for communication among the Board, the independent auditors, the internal auditors and management with regard to accounting, reporting, and internal controls.

The Committee acts under a charter which has been adopted by the Board of Directors and is available in the “For Investors—Corporate Governance” section of the Company’s website at www.spartanstores.com. The Audit Committee reviews the adequacy of the charter at least annually. The Board of Directors annually reviews the standards for independence for audit committee members under the Nasdaq Listing Rules and has determined that each member of the Audit Committee is independent. The Board of Directors has also determined that three members of the Audit Committee are audit committee financial experts under Securities and Exchange Commission rules.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting, the Company’s disclosure controls and internal control over financial reporting, and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, and providing an attestation report on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed, and discussed with management and the independent auditors, the Company’s audited financial statements for the year ended March 31, 2012, management’s assessment of the effectiveness of the Company’s internal controls over financial reporting, and the independent auditors’ attestation report on the Company’s internal controls over financial reporting. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380). The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with the independent auditors their independence. This included consideration of the compatibility of non-audit services with the auditors’ independence.

Based on the reviews and discussions described above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Spartan Stores’ Annual Report on Form 10-K for the year ended March 31, 2012.

Respectfully submitted,

Elizabeth A. Nickels, Chair

M. Shân Atkins

Wendy A. Beck

Frederick J. Morganthall, II

Ownership of Spartan Stores Stock

Five Percent Shareholders

The following table sets forth the number of shares of Spartan Stores common stock reported to be beneficially owned by each person or group which is known to the Company to be a beneficial owner of 5% or more of Spartan Stores’ outstanding shares of common stock as of June 18, 2012. This information is based entirely on the most recent Schedule 13-G or amendment filed by the listed party as of June 18, 2012. The Company is not responsible for the accuracy of this information.

Name of Beneficial Owner	Sole Voting Power	Sole Dispositive Power	Shared Voting or Dispositive Power	Total Beneficial Ownership	Percent of Class(1)
BlackRock Inc.(2) 40 East 52nd Street New York, NY 10022	1,805,183	1,805,183	-	1,805,183	8.3%
The Bank of New York Mellon Corporation(3) One Wall Street, 31st Floor New York, NY 10286	1,134,513	1,231,982	290,710	1,529,980	7.0%
Dimensional Fund Advisors LP(4) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,402,721	1,443,717	-	1,443,717	6.6%
The Vanguard Group, Inc.(5) 100 Vanguard Blvd. Malvern, PA 19355	35,658	1,182,477	35,658	1,218,135	5.6%

(1)	The percentages set forth in this column were calculated on the basis of 21,823,782 shares of common stock outstanding as of June 18, 2012.

(2)	Based on a Schedule 13G/A filed February 10, 2012 filed by BlackRock, Inc.

(3)	Based on a Schedule 13G/A filed January 27, 2012 filed by The Bank of New York Mellon Corporation

(4)	Based on a Schedule 13G filed February 14, 2012 filed by Dimensional Fund Advisors LP.

(5)	Based on a Schedule 13G/A filed February 8, 2012 filed by The Vanguard Group, Inc.

Security Ownership of Management

The table below sets forth the number of shares of Spartan Stores common stock that each of our directors and nominees for director, each executive officer named in the Summary Compensation Table below and all directors, nominees for director and executive officers of Spartan Stores as a group are deemed to have beneficially owned as of March 31, 2012. Ownership of less than 1% of the outstanding shares of common stock is indicated by asterisk.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power(2)	Shared Voting or Dispositive Power(3)	Total Beneficial Ownership(2)	Percent of Class(4)
Theodore C. Adornato	92,700	-	92,700	*
M. Shân Atkins	34,235	-	34,235	*
Wendy A. Beck	6,252	-	6,252	*
Alex J. DeYonker	85,572	-	85,572	*
Dennis Eidson	331,556	2,400	333,956	1.5%
Dr. Frank M. Gambino.	30,733	-	30,733	*
Yvonne R. Jackson	6,252	-	6,252	*
Derek R. Jones	81,466	-	81,466	*
Frederick S. Morganthall, II	24,931	-	24,931	*
Elizabeth A. Nickels	37,032	-	37,032	*
Timothy J. O’Donovan	30,733	5,000	35,733	*
David M. Staples	139,883	-	139,883	*
Craig C. Sturken	195,523	-	195,523	*
All directors, nominees and executive officers as a group (16 persons)			1,388,133	6.3%

(1)	The number of shares stated is based on information provided by each person listed and includes shares personally owned by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person as of April 2, 2012.

(2)	These numbers include shares held directly and shares subject to options that are currently exercisable or that will be exercisable within 60 days after April 2, 2012. Each listed person having such stock options and the number of shares subject to such options is shown in the table below (includes “out-of-the-money” options):

Theodore C. Adornato	38,270
M. Shân Atkins	9,462
Wendy A. Beck	-
Alex J. DeYonker	30,800
Dennis Eidson	111,545
Dr. Frank M. Gambino.	9,462
Yvonne R. Jackson	-
Derek R. Jones	30,800
Frederick S. Morganthall, II	9,462
Elizabeth A. Nickels	9,462
Timothy J. O’Donovan	9,462
David M. Staples	52,538
Craig C. Sturken	155,688

All directors, nominees and executive officers as a group (16 persons)	548,819

(3)	These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have influence by reason of relationship.

(4)	The percentages set forth in this column were calculated on the basis of 21,609,035 shares of common stock outstanding as of April 2, 2012, plus shares of common stock subject to options held by the applicable listed person or persons that are currently exercisable or that will be exercisable within 60 days after April 2, 2012. Shares subject to such options are considered to be outstanding for purposes of this table. The number of shares subject to such options for each listed person that has such options is set forth in footnote (2) above.

Spartan Stores’ Executive Officers

Spartan Stores’ executive officers are appointed annually by, and serve at the pleasure of, the Board or the Chief Executive Officer.

Biographical information for Mr. Eidson is included above in the “Board of Directors” section of this proxy statement. The following sets forth biographical information as of the date of this proxy statement concerning Spartan Stores’ executive officers who are not directors:

Theodore C. Adornato (age 58) has been Executive Vice President Retail Operations since 2003. Mr. Adornato served as Regional Vice President of Tops Markets, L.L.C., Eastern Region, a subsidiary of Royal Ahold, from 1998 to 2003. Previously, Mr. Adornato held various management positions with Tops Markets and Acme Markets, Inc.

David deS. Couch (age 61) has served as Vice President Information Technology since 1996. From 1991 to 1996, Mr. Couch was our Director of Information Technology. Previously, Mr. Couch held positions in product marketing, data center management and communication network management for Hewlett Packard and General Foods Corporation.

Alex J. DeYonker (age 62) has served as Executive Vice President General Counsel and Secretary since October 2006. Mr. DeYonker joined the Company from Warner Norcross & Judd LLP, a Grand Rapids-based law firm with over 220 attorneys, where he had served as Managing Partner from 2002 to 2006 and Partner from 1988 until joining Spartan Stores. While at Warner Norcross, Mr. DeYonker served as General Counsel to Spartan Stores since 1995 and as the Company’s Corporate Secretary since 2000. He was also a Company Board member from 1999 to 2003, serving on the Executive and Nominating Committees.

Alan R. Hartline (age 43) has served as Executive Vice President Merchandising and

Marketing since June 2009. Mr. Hartline previously served as Spartan’s Executive Vice President Merchandising from October 2008 to June 2009. Mr. Hartline was Spartan’s Senior Vice President Merchandising from February 2007 to October 2008, Vice President Center Store Merchandising from October 2003 to February 2007, and Vice President Retail Merchandising from May 2003 to October 2003. Prior to joining Spartan Stores, Mr. Hartline was strategic business manager at Daymon Worldwide, and spent two years with A&P’s Midwest division where he held positions as Senior Category Manager, Merchandising Program Manager, and Director of Strategic Pricing and Data Integrity. In addition, Mr. Hartline spent 15 years with the Kroger Company in various Operations and Merchandising positions.

Derek R. Jones (age 43) has been Executive Vice President Wholesale Operations since June 2009. Prior to holding that position, Mr. Jones served as Spartan Stores’ Executive Vice President Supply Chain from September 2006 until June 2009. From March 2004 to August 2006, Mr. Jones was Vice President of Distribution for Unisource Worldwide, Inc., a marketer and distributor of printing and imaging systems and equipment. From July 2000 to March 2004, Mr. Jones was Regional Vice President of Supply Chain Operations for Office Depot, Inc., a global supplier of office products and services.

David M. Staples (age 49) has been Executive Vice President since November 2000 and Chief Financial Officer since January 2000. Mr. Staples also served as Vice President Finance from January 2000 to November 2000. Mr. Staples oversees information technology, real estate, finance, treasury, and safety. From December 1998 to January 2000, Mr. Staples served as Divisional Vice President Strategic Planning and Reporting of Kmart Corporation and from June 1997 to December 1998 he served as Divisional Vice President Accounting Operations. He is a certified public accountant.

Thomas A. Van Hall (age 56) has been Vice President Finance since March 2001. Prior to joining Spartan Stores, Mr. Van Hall served as Vice President—Planning and Analysis of the U.S. Foods Division of Sara Lee Corporation from May

2000 to March 2001. From December 1997 to May 2000, he was Vice President—Supply Chain and from 1991 to 1997 he served as Vice President—Finance of the Bil Mar Foods Division of Sara Lee Corporation. He is a certified public accountant.

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

The Board of Directors has appointed the Compensation Committee to assist the Board in fulfilling its responsibilities relating to compensation of the Company’s executive officers and the Company’s compensation and benefit programs and policies. The Compensation Committee determines and implements the Company’s executive compensation philosophy, structure, policies and programs, and administers and interprets the Company’s compensation and benefit plans.

Our named executive officers for fiscal 2012 were:

Name	Title
Dennis Eidson	Chief Executive Officer
David Staples	Executive Vice President and Chief Financial Officer
Theodore Adornato	Executive Vice President Retail Operations
Alex DeYonker	Executive Vice President General Counsel
Derek Jones	Executive Vice President Wholesale Operations

Our compensation programs are designed to attract and retain leadership talent consistent with our performance goals. The following discussion provides information regarding the achievements that the compensation program is designed to reward, the elements of the compensation program, the reasons why we employ each element and how we determine amounts paid.

Executive Summary and Highlights

Business Context

The tables on the following page show our Company profile since fiscal 2010. We believe the data reflects the Company’s response to a challenging economic environment during Mr. Eidson’s tenure, including the execution of our strategy of focusing on our store reinvestment program, building our private brands, increasing our presence in the fuel and pharmacy businesses and improving our value-added offering to our distribution customers. We believe we have built a stronger offering to our customers that has helped mitigate extraordinarily difficult economic conditions.

Company Profile

	March 27, 2010	March 26, 2011	March 31, 2012
Stores	96	97	96
Fuel Centers	24	25	27
Pharmacies	66	67	66
Distribution Customer Locations	358	375	376
Private Brand Items	3,246	3,479	3,985

The following selected financial information for fiscal years 2010, 2011 and 2012 reflects the underlying strength of our business and the results of our customer-centric strategies to deliver value to our consumers and shareholders in this difficult economy.

Selected Financial Information1

(in millions, except per share data and percentage data)	Fiscal Year Ended
	March 27, 2010[2]	March 26, 2011[2]	March 31, 2012
Net Sales	$2,552	$2,533	$2,634
Gross Profit Margin	21.9%	22.0%	21.1%
Operating Earnings	$59	$68	$66
Net Earnings	$26	$32	$32
Diluted Earnings Per Share	$1.14	$1.42	$1.39
Adjusted EBITDA[3]	$103	$104	$110
Cash from Operating Activities	$92	$90	$94
TotalNet Long-Term Debt[3]	$176	$131	$112

1 The table provides selected historical consolidated financial information of Spartan Stores derived from our audited consolidated financial statements as of and for each of the fiscal years presented. For all years presented, earnings information has been adjusted for the reclassification of discontinued operations information. See Note 14 to our consolidated financial statements in Item 8 of our Form 10-K for the fiscal year ended March 31, 2012 for additional information on discontinued operations. Please note that fiscal 2012 had 53 weeks.

2 Fiscal years 2010 and 2011 include impacts of $6.2 million expense ($4.0 million net of taxes) and $2.9 million income ($1.8 million net of taxes) respectively related to restructuring, asset impairment and pension curtailment. These items impacted diluted earnings per share by negative $0.17 in fiscal 2010 and positive $0.08 in fiscal 2011.

3 This information was discussed in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s fiscal 2012 Form 10-K, which included a reconciliation of Adjusted EBITDA to net earnings on a GAAP basis, a reconciliation of total net long-term debt to long-term debt and capital lease obligations, and a discussion of why the Company believes these non-GAAP financial measures are useful to investors. A copy of our fiscal 2012 Form 10-K is being provided with our proxy statement to our shareholders.

We believe that our investors should consider these financial results in the context of the continued challenging economic conditions in which we achieved them. As a grocery retailer and wholesaler, we are significantly affected by the economic conditions of the communities we serve, which are located primarily in Michigan, and also Indiana and Ohio. The seasonably adjusted unemployment rate in Michigan at the end of fiscal 2010, 2011 and 2012 was 13.3%, 10.3% and 8.5% respectively. Michigan’s unemployment rate exceeded the national rate for that entire three-year period. Moreover, Michigan’s employment population ratio is one of the lowest in the United States. At March 2012, Michigan’s ratio was 54.8% compared to the U.S. average of 58.5%, and had declined since January 2008 by 5.0%, compared to the U.S. average decline of 4.4%.

Executive Compensation Decisions in Fiscal 2012

The Compensation Committee believes that the Company’s current policies and programs are effectively providing competitive compensation that rewards executive performance, and therefore did not make significant changes to the Company’s compensation programs or policies in fiscal 2012.

Chief Executive Officer Compensation

Since his promotion to Chief Executive Officer in fiscal 2009, the Compensation Committee has been transitioning Mr. Eidson’s compensation to be competitive with the CEO compensation of our Peer Group Companies. In fiscal 2012, the Compensation Committee and Board continued to take steps to better align the CEO’s compensation with the market median for the Peer Group Companies. The steps included a 5% base salary increase and a 15% increase to long-term incentive value. These increases reflect Mr. Eidson’s performance as well as his gradual transition in pay, which is appropriate following promotion from Chief Operating Office to Chief Executive Officer.

As of the end of fiscal 2012, Mr. Eidson’s target total direct compensation (consisting of base salary and target values of annual and long-term incentives) remained approximately 15% below the median for such compensation among the Peer Group companies.

Compared to fiscal 2011, Mr. Eidson’s fiscal 2012 total direct compensation including salary, stock awards and non-equity incentive compensation (see the Summary Compensation Table) decreased slightly, by approximately 2%. The decrease in this compensation occurred because Spartan’s actual performance relating to annual incentive and long-term incentives was slightly below target for fiscal 2012; namely, the annual incentive metric of consolidated net earnings was 98.8% of target, the long-term incentive metric of earnings per share was 98.5% of target, and the second long-term incentive metric of return on invested capital was 99% of target. Because the majority of Mr. Eidson’s compensation depends on Spartan’s performance against these metrics, Mr Eidson’s realizable compensation was lower than in the prior year, even though, in an effort to bring Mr. Eidson’s compensation up to median of the Peer Group, the Compensation Committee increased Mr. Eidson’s base salary and long-term incentive value for fiscal 2012, and the compensation reported in fiscal 2012 for the long-term incentive plan includes for the first time an amount attributable to the return on invested capital metric. As detailed in footnote 5 to the Summary Compensation Table, Mr. Eidson has not received payout on the long-term incentives earned in fiscal 2012, as the required vesting period must be completed in order to receive any payout.

While Mr. Eidson’s realizable total direct compensation was lower than the prior year, the Company’s financial performance in fiscal 2012 exceeded performance in fiscal 2011 by several measures. Consolidated net sales and Adjusted EBITDA increased compared to the prior year, and the Company reduced its total net long-term debt by $19.6 million. Earnings from continuing operations decreased slightly, from $32.5 million to

$31.9 million, but if certain items that did not represent ongoing operating activities in fiscal 2012 and fiscal 2011 were excluded,1 earnings from continuing operations would have increased to $31.9 million in fiscal 2012 from $30.7 million in the previous year. In light of these results, the Compensation Committee believes it has set appropriately challenging performance targets for our CEO and other named executive officers.

Other Named Executive Officer Compensation

Compensation changes for our other named executive officers were comprised of a 2% base salary increase which was the same as other Spartan associates, and a 15% increase in long-term incentive award values to position our executives closer to the median compensation levels at the Peer Group Companies.

No Plan Design Changes

No changes were made to the design of the annual incentive plan in fiscal 2012.

In fiscal 2011, the Compensation Committee implemented long-term cash incentive plan which tied executive long-term incentive pay to the Company’s earnings per share (“EPS”) and return on invested capital (“ROIC”) performance. In fiscal 2012, the Compensation Committee made no further design changes to the annual incentive or long-term incentive programs. The Compensation Committee expects to review the long-term incentive plan after completing a full 3-year cycle in fiscal 2013.

Pay Practices

The Committee also reviews the Company’s compensation programs to use best practices and avoid poor pay practices, including the following:

•	A majority of the compensation paid to our named executive officers is “at-risk” and requires specific and disclosed financial performance, continued employment, or both;

•	No guaranteed salary increases;

•	All performance payouts for named executive officers are based on financial performance linkage; all financial goals—both short-term and long-term metrics and targets—are disclosed;

•	Our severance agreements provide for double-trigger payments upon change in control;

•	Perquisites are limited to certain tax and financial planning benefits provided to our executives;

•

No tax reimbursements, except that existing executive severance agreements provide modified tax gross-ups in connection with termination following a change in control of the Company (the Company has not added any new change-in-control agreements since June 2009);

1 The excluded items and their after tax impact for fiscal 2012 were the 53rd week earnings of $1.4 million, unusual corporate professional fees expense of $0.7 million, a swap termination charge of $0.5 million and a write-off of net deferred tax assets and liabilities related to the Michigan Business Tax that will no longer be realized as a result of the elimination of this tax of $0.5 million. These items were partially offset by an after tax gain on sale of assets of $0.3 million. Fiscal 2011 excludes a $1.8 million net after tax benefit primarily associated with lease terminations and pension curtailment income partially offset by asset impairment charges.

•	Repricing of options prohibited without shareholder approval;

•	No dividends paid on unvested performance shares or units; and

•

Each executive is required to hold at least 50% of any shares acquired through the Company’s stock incentive plans and other forms of stock based compensation until the executive is in compliance with our stock ownership guidelines.

In addition to the elements of compensation discussed above, our executives participate in certain defined benefit and deferred compensation plans. These plans are discussed below under the captions “Pension Benefits” and

“Nonqualified defined contribution plans and other nonqualified deferred compensation plans.”

Mix of Compensation Elements

When determining the mix of awards, the Compensation Committee considers factors such as the short-term and long-term compensation expense to the Company, the economic value delivered to the executives, the overall level of share ownership by the executives, share availability under Company plans, burn rate and dilution of shareholders, and practices at the Peer Group Companies. The Compensation Committee believes that the Company’s mix of pay is competitively aligned with the median for the Peer Group Companies, as illustrated in the following tables showing the compensation mix for fiscal 2012:

Chief Executive Officer Compensation Opportunity (at Target Level)

		At-Risk Compensation
	Base Compensation	Annual Incentive Compensation	Long-Term Incentive Compensation
Spartan Stores	25%	25%	50%
Peer Group Market Median	24%	25%	51%

All Other Named Executive Officer Compensation Opportunity (at Target Level)

		At-Risk Compensation
	Base Compensation	Annual Incentive Compensation	Long-Term Incentive Compensation
Spartan Stores	42%	21%	37%
Peer Group Market Median	37%	24%	39%

Pay for Performance

Our executive compensation elements and programs result in a “pay for performance” policy for our executives. This means that the Compensation Committee and the Board have implemented and intend to maintain compensation plans that link a substantial proportion of executive compensation to the achievement of goals that the Board considers important.

As a result of this general policy, a substantial portion of the compensation paid to our executives is incentive-based and therefore “at-risk.” Specifically, for fiscal 2012, approximately 62% of total compensation paid to our named executive officers in the aggregate consisted of variable, or at-risk, compensation (i.e., stock awards and performance-based cash awards). Our executive officers do not realize value from annual or long-term cash incentive awards under the Executive Plan unless the Company meets specified minimum financial goals. The value of restricted stock awards to our named executive officers depends on the value of the share price. Alternatively, when the company exceeds performance goals, compensation to our named executive officers increases accordingly.

The tables above illustrate the importance of at-risk compensation in our compensation programs. In addition to reviewing at-risk pay elements compared to the Peer Group Companies, the Compensation Committee analyzes the alignment of executive pay to company performance. The Compensation Committee believes that when the Company outperforms Peer Group Companies on a relative basis, then our executive pay should be relatively higher. Alternatively, when Company performance is relatively lower, executive pay should be correspondingly lower. The Compensation

Committee seeks to maintain this relationship through the use of at-risk pay elements that tie compensation to Company performance.

As discussed in our last proxy statement, in the period covering fiscal 2007 through fiscal 2010, the realizable compensation paid to our named executive officers was not well aligned with the Peer Group Companies or our financial performance. Total shareholder return and composite financial performance were positioned near the 60th percentile of the Peer Group Companies, but realizable pay was only positioned at the 20th percentile. The low level of realizable compensation relative to the performance raised some concern regarding the retention of executive talent. Accordingly, the Compensation Committee made changes in fiscal 2011 to better reward our executives for the Company’s EPS and ROIC performance, on an absolute basis and relative to the Peer Group Companies.

An updated analysis of the pay for performance relationship over a three year period (fiscal 2009-2011) is illustrated by the following charts. The unidentified data points in the charts reflect the results applicable to other Peer Group Companies.

As shown in the charts above, Spartan’s realizable pay and TSR performance are well-aligned over the three-year period. However, compensation and composite financial performance were misaligned over the three-year period, with realizable pay at the 23rd percentile of the Peer Group Companies compared to composite performance at the 60th percentile. The analysis was performed for the CEO alone and for all of our named executive officers, with consistent results for each.

The Compensation Committee considers the low level of realizable compensation relative to performance misalignment to be related to several historical factors:

•

In prior years, pay opportunity was below the market median for some of the Company’s named executive officers. In particular, the CEO’s fiscal 2009 and fiscal 2010 compensation was more than 15% below the market median, which was in part due to his promotion from Chief Operating Officer during fiscal 2009.

•

Over the three-year period, Spartan’s TSR is below the peer group median and its realizable compensation is well-aligned with TSR. This low TSR performance results in lower values on restricted stock awards and “out of the money” stock options.

•

The Company’s composite financial performance was strong for the three year period, but unlike many of its peers, the Company did not have a performance-based long-term incentive plan. Therefore, the Company lagged its peers in compensating executives for long-term financial performance.

By implementing a long-term cash incentive plan in fiscal 2011, the Compensation Committee believes that the Company will improve the alignment between realizable pay and composite financial performance.

Analysis of Compensation Elements for Fiscal 2012

Overview

The following is a discussion of key compensation programs and decisions for fiscal 2012.

1.	Base Salaries

Following Mr. Eidson’s promotion to Chief Executive Officer in October 2008, the Compensation Committee has continued to focus on transitioning over a period of years his compensation from the median levels for a Chief Operating Officer at the Peer Group Companies to that of the Chief Executive Officer position, subject to satisfactory performance. In light of Mr. Eidson’s performance as Chief Executive Officer and our stated compensation policy of providing compensation consistent with market practices, the Compensation Committee approved a 5% increase in Mr. Eidson’s base salary in May 2011. As of the end of fiscal 2012, base compensation for Mr. Eidson remained below the 50th percentile for corresponding positions within the Peer Group Companies.

The Compensation Committee concluded that the base salaries for the other named executive officers were generally consistent with the 50th percentile market level of Peer Group Companies. Accordingly, each other named executive officer received a 2% increase in base salary, effective in October 2011, consistent with the general increase in the base salary for other Company associates at that time.

2.	Annual Cash Incentive Awards.

Each named executive officer was granted an opportunity to earn an annual incentive award under the Spartan Stores, Inc. Executive Cash Incentive Plan of 2010 (the “Executive Plan”). For each named executive officer, the value of the annual incentive award is dependent on the Company’s achievement of specified levels of consolidated net earnings and is paid in cash. If the threshold level of consolidated net earnings is not achieved, then no award is paid for the fiscal year (as occurred in fiscal 2010).

For fiscal 2012, the annual incentive award opportunity provided to each named executive officer was calculated according to the following matrix:

Fiscal 2012 Annual Cash Incentive Award

Payout Design

	Consolidated Net Earnings (in thousands)	Percentage of Targeted Consolidated Net Earnings Achieved for Fiscal 2011	Percent of Target Annual Incentive Award Paid*
		<80%	0%
Threshold	$26,730	80%	10%
Target	33,412	100%	100%
Maximum	38,872	>116.3%	200%
Actual**	$33,002	98.8%	94.6%

*         The threshold, target, and maximum annual incentive award for each named executive officer is reported in the Grants of Plan-Based Awards Table in this proxy statement. The percentage of Target annual incentive award paid is interpolated for actual achievement between the threshold and maximum performance levels identified above.

**      Company’s actual performance is after adjustments for extraordinary items as approved by the Board of Directors under the terms of the Executive Plan.

Target payout levels are summarized as follows:

Executive Position	Target Payout as Percentage of Base Salary
Chief Executive Officer	100%
Executive Vice Presidents	50%

4.	Long-Term Incentive Awards

In fiscal 2011, the Compensation Committee adjusted the long-term incentive plan mix in part to address concerns regarding the Company’s use of shares under its equity incentive compensation programs. The Compensation Committee also introduced multi-year performance-based cash awards. The Company continued this program (illustrated in the table below) for fiscal 2012 and fiscal 2013 so that a full three-year cycle could be evaluated.

Equity Awards
Restricted Stock	Stock Options	Performance-Based Compensation
50%	0%	50%	Cash award, paid based on achievement of consolidated earnings per share (EPS)[1] (60%) and return on invested capital (ROIC)[2] (40%)

1 Weighted average diluted earnings per share based on consolidated net earnings, subject to adjustments for extraordinary items approved by the Board of Directors under the terms of the Executive Plan.

2 Profit after tax, adjusted for asset impairment, exit costs and LIFO expense, divided by total invested capital (total assets plus LIFO reserve less cash and non-interest bearing current liabilities), also subject to adjustments for extraordinary items approved by the Board of Directors under the terms of the Executive Plan.

In fiscal 2012, the Compensation Committee determined that the value of long-term incentive compensation of the Chief Executive Officer and other named executive officers was approximately 15% lower than the median for corresponding compensation paid at the Peer Group Companies. In view of that gap, and in recognition of the results the Company has achieved during challenging economic and market conditions, the Compensation Committee increased the grant date fair value of the restricted stock awards and target value of the long-term cash incentive awards to our named executive officers by approximately 15% compared to fiscal 2011.

Long-Term Cash Incentive Awards. In fiscal 2012, each named executive officer was granted an opportunity to earn a long-term cash incentive award under the Executive Plan, to be earned and vested over the three-year period covering fiscal years 2012, 2013 and 2014.

The Compensation Committee selected EPS as a metric for the long-term incentive award because it is a basis for the valuation of our stock, and therefore an effective measure of the growth of shareholder wealth. The Compensation Committee selected ROIC because it focuses our executives on the cost of investment when making profit and loss decisions. ROIC also places appropriate emphasis on the balance sheet by causing executives to analyze investment of the Company’s resources, including in accounts receivable, inventory turns, prepayments and acquisitions.

The fiscal 2012 award opportunity for each named executive officer is as follows:

Performance Measurement	Percentage of Long- Term Cash Incentive Award	Performance Period	Vesting Period
EPS	60%	1 year (fiscal 2012)	2 years after completion of the Performance Period (paid after fiscal 2014)
ROIC	40%	2 years (measured at the end of fiscal 2013)	1 year after completion of the Performance Period (paid after fiscal 2014)

The target award for each named executive officer is expressed as a specific dollar amount determined by the Compensation Committee.

The amount of the long-term incentive award earned will be determined according to the following matrices:

Fiscal 2012 Award EPS Component

	Earnings Per Share	Percentage of Earnings Per Share	Percent of Target Long-Term Cash Incentive Award Paid*
		<80%	0%
Threshold	$ 1.17	80%	10.0%
Target	1.46	100%	100.0%
Maximum	1.70	>116.3%	200.0%

*   The threshold, target, and maximum long-term cash incentive award for each named executive officer is reported in the Grants of Plan-Based Awards Table in this proxy statement. The percentage of Target long-term cash incentive award paid is interpolated for actual achievement between the threshold and maximum performance levels identified above.

Fiscal 2012 Award ROIC Component

	2-Year ROIC (Measured at the End of Fiscal 2013)	Percentage of 2-Year ROIC	Percent of Target Long-Term Cash Incentive Award Paid*
		<97.3%	0%
Threshold	7.31%	97.3%	50.0%
Target	7.51%	100.0%	100.0%
Maximum	7.71%	>102.7%	200.0%

*   The threshold, target, and maximum long-term cash incentive award for each named executive officer is reported in the Grants of Plan-Based Awards Table in this proxy statement. The percentage of Target long-term cash incentive award paid is interpolated for actual achievement between the threshold and maximum performance levels identified above.

The potential values of the fiscal 2012 long-term cash incentive award for each named executive officer are summarized in the following table:

Name	EPS (60%)			ROIC (40%)			Total Fiscal 2012 Target Long Term Cash Incentive Award Value
	Threshold	Target	Maximum	Threshold	Target	Maximum
Dennis Eidson	$43,200	$432,000	$864,000	$144,000	$288,000	$576,000	$720,000
David M. Staples	12,900	129,000	258,000	43,000	86,000	172,000	215,000
Alex J. DeYonker	8,625	86,250	172,500	28,750	57,500	115,000	143,750
Theodore Adornato	8,625	86,250	172,500	28,750	57,500	115,000	143,750
Derek R. Jones	8,625	86,250	172,500	28,750	57,500	115,000	143,750

The following table shows the status of long-term incentive cash awards as of the end of fiscal year 2012 under the long-term cash incentive program. As indicated in the table, our executives will not be paid on the first award until the end of fiscal year 2013.

Award Year	Performance Measure	Performance Period	Actual Performance[1] as % of Target	Payout Earned	Vesting Period	Payout Due FYE[2]
Fiscal 2011	EPS	FY 2011	105.4%	135%	FY 2012 and 2013	2013
	ROIC	FY 2011 and 2012	99.0%	82.5%	FY2013
Fiscal 2012	EPS	FY 2012	98.6%	93.8%	FY 2013 and 2014	2014
	ROIC	FY 2012 and 2013	TBD at FYE 2013	TBD at FYE 2013	FY2014

1 Company’s actual performance is after adjustments for extraordinary items approved by the Board of Directors under the terms of the Executive Plan.

2 Will not be paid unless the named executive officer satisfies the continued service requirement.

Objectives of Spartan Stores’ Compensation Programs

The primary objectives of the Company’s compensation are to:

•	attract, retain, motivate, and reward talented executives who are critical to the current and long-term success of the Company;

•

provide an overall level of compensation opportunity that is competitive within the markets in which Spartan Stores competes and within a broader group of companies of comparable size, financial performance, and complexity;

•	provide targeted compensation levels that are consistent with the 50th percentile of competitive market practices for each pay component (base salary, annual incentives, and long-term incentives);

•	support Spartan Stores’ long-range business strategy;

•	promote the long-term profitable growth of the Company by linking compensation elements to the achievement of key strategic and financial goals;

•	reward and retain the Company’s executives and compensate for individual performance; and

•	align the interests of the executives with those of the shareholders by linking compensation to the Company’s performance and share price.

How the Compensation Committee Determines Compensation Levels

The processes the Compensation Committee follows when determining pay levels are discussed in more detail below.

Overview

The Compensation Committee’s overall decision making process is summarized as follows:

•	the Committee reviews with its independent compensation consultant recent trends and developments in executive compensation, including salaries, short-term and long-term incentive plan targets and payouts, equity awards, and perquisites and benefits;

•	the Committee reviews publicly disclosed grants of share-based awards to named executive officers at the Peer Group Companies and other relevant companies;

•

the Company’s executive officers and Human Resources and Finance associates serve as a resource to the Compensation Committee and provide advice, information, analysis and documentation to the Compensation Committee upon request;

•	the Committee reviews and analyzes data to determine the median level of compensation for each type of compensation paid for comparable positions at comparable companies;

•

the Committee compares the compensation of the Company’s executives to compensation at the comparable companies in the context of the Company’s financial performance, economic conditions, and other factors;

•

the Committee sets compensation opportunities for our executives to target generally the median levels for comparable companies, but makes adjustments for a number of considerations discussed below, including individual performance, company performance, past compensation (as summarized on “tally sheets”), and other factors.

Targeting the Median Market Level

In general, the Compensation Committee seeks to provide target compensation opportunities that are consistent with the median (i.e., 50th percentile) market levels for each major category of compensation for executives in similar positions at companies of comparable size, financial performance, industry and complexity (referred to as “Peer Group Companies”).

The Compensation Committee reviews the constituents of the Peer Group Companies from time to time to help ensure that the group is fairly comparable to the Company. Changing business models, mergers, growth, and other factors may necessitate adjustments. The Peer Group Companies for fiscal 2012 were as follows (there are no changes from the prior year):

Brown Shoe Co. Inc.

Chiquita Brands International

Flowers Foods, Inc.

Herman Miller

Jo-Ann Stores, Inc.

The Pep Boys – Manny, Moe & Jack

Nash Finch Co.

Ralcorp Holdings

Ruddick Corp.

Steelcase, Inc.

Susser Holdings Corp.

Tractor Supply Co.

United Natural Foods, Inc.

Universal Forest Products, Inc.

Wolverine Worldwide

For analysis as of the end of fiscal 2012 (including pay for performance analysis), the Committee deleted Jo-Ann Stores from the Peer Group Companies due to its acquisition, and added Casey’s General Stores Inc. and DSW Inc.

The Compensation Committee reviews annually the Peer Group Company constituents to help ensure that they serve as a fair and accurate basis of comparison for our executive compensation programs. In establishing the current peer group, the Compensation Committee looked for companies having characteristics similar to Spartan Stores, including revenue (approximately $1.3 to $5.2 billion), business operations, customer base, distribution channels, geographic diversity and locations, and market capitalization. The Compensation Committee believes that comparator groups selected by limited criteria, such as industrial classification code, do not present a fair means of comparison because they do not account for factors such as ownership and control by a small group, simplicity or complexity of operations, business strategy (e.g., balanced focus on retail and wholesale operations), and other factors that can create a misleading comparison. Our current peer group consists of companies representing six industry groups, including Food & Staples Retailing, Food, Beverage and Tobacco, Retailing, Commercial and Professional Services, Capital Goods, and Consumer Durables and Apparel.

In addition to determining the median level for a compensation category at the Peer Group Companies, the Committee analyzes competitive compensation practices in the general industry for those positions that may be occupied by officers and executives recruited from outside of the wholesale and retail grocery business and performs regression analysis to adjust to Spartan’s revenue size in these cases.

In general, the Compensation Committee considers a pay component to be consistent with the 50th percentile target amount if it is within 10% of the target amount for base salary, and within 15% of the target amount for all other pay components. These targets serve as a reference point; the Committee also considers:

•	individual performance;

•	time each executive has served in the position;

•	the experience of each executive;

•	future potential of the executive;

•	internal equity;

•	retention concerns; and

•	company performance.

Evaluating Individual Performance

Each year, the Compensation Committee reviews and evaluates individual executive performance as part of its decision making process with respect to base salary, equity incentive award opportunities, and, from time to time, discretionary bonuses. The Chairperson of the Compensation Committee coordinates the board’s review of the individual performance of the Chief Executive Officer. The Chairman of the Board and the Chairpersons of the Compensation Committee and Nominating and Corporate Governance Committee communicate the board’s review to the Chief Executive Officer.

For the named executive officers other than the Chief Executive Officer, the Chief Executive Officer reviews with the Compensation Committee and the full Board of Directors an evaluation of each executive officer’s performance.

As discussed above, individual performance is only one factor among several that the Compensation Committee considers in making these adjustments, and there is no prescribed formula or mechanism for translating individual performance into specific amounts of compensation. The Compensation Committee’s decision-making process necessarily involves the Committee’s informed judgment with respect to individual executive performance in the context of many considerations and criteria, none of which are individually controlling, including experience, potential of the executive, retention concerns, recent compensation of the executive, internal pay equity, Company performance, and general industry and economic conditions.

Reviewing Tally Sheets

When making compensation decisions, the Compensation Committee reviews tally sheets prepared for each of the named executive officers. Each of these tally sheets presents the dollar amount of each named executive officers’ current cash compensation (base salary and annual incentive awards) and long-term (equity and long-term cash incentive) awards. These tally sheets report a multi-year history of annual compensation for the named executive officers (both opportunity and realized).

Internal Pay Equity

Our core compensation philosophy is to pay our executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company while providing incentives to achieve the Company’s business and financial objectives. While we believe that our executive compensation program must be internally consistent and equitable in order to achieve our corporate objectives, the Compensation Committee considers internal pay equity as one factor among the many considerations discussed in this section, and is not individually determinative of any element of individual compensation. Generally speaking, each of our executive officers is compensated according to the responsibilities and competitive considerations for the position and the accomplishments and potential of the individual. As a natural result of these considerations, persons holding positions with relatively greater responsibilities receive relatively higher levels of compensation.

The ratio between Chief Executive Officer and other named executive officer target compensation is often used as an indicator of reasonableness of Chief Executive Officer compensation based on internal pay equity. For Spartan Stores as of fiscal 2012, this ratio was 3.4 to 1. The Compensation Committee believes that this ratio is in line with general market norms, which range from 3.0 to 3.5.

Use of Independent Compensation Consultants

In fiscal 2012, the Compensation Committee engaged Towers Watson (“Towers”), a compensation consulting firm, to provide objective research and analysis regarding compensation best practices and current information regarding compensation levels at companies of similar type, size, and financial performance. The Compensation Committee instructed Towers to provide advice and guidance on compensation proposals, including changes to compensation levels, the design of incentive plans and other forms of compensation, and to provide information about market practices and trends. Typically, Towers attends Compensation Committee meetings, reviews existing compensation programs for consistency with our compensation philosophy and current market practices and produces the comparative information derived from peer group and published survey data that the Compensation Committee reviews when setting compensation. With respect to fiscal 2012, Towers Watson’s activities included:

•	reviewing our annual and long-term incentive plan design structure;

•	performing a market review of executive officer compensation and preparing “tally sheets”;

•	reviewing the composition of the peer group we use for executive compensation benchmarking purposes;

•	reviewing current issues and trends in executive compensation;

•	assisting with executive compensation disclosures for the annual proxy filing; and

•	reviewing the pay-for-performance alignment of our executive compensation programs.

Under the terms of its engagement, Towers did not provide any other services to the Company in fiscal 2012.

The Compensation Committee has adopted the practice of engaging an independent compensation consultant to provide a full review and analysis of Peer Group Company executive compensation data every two years rather than annually. The Compensation Committee requested and received a full review and analysis from the compensation consultant in fiscal 2011. For years in which the consultant does not provide a full review, including fiscal 2012 (and expected to be alternate years thereafter), the Compensation Committee considers analysis of named executive officer compensation compared to the Peer Group Companies, and reviews tally sheets, market trends in executive compensation, updated information and analysis provided in the previous year by the compensation consultant. Alternate years provide the Compensation Committee opportunity to engage compensation consultants in analysis of other areas of executive compensation, such as stock ownership, change-in-control, and regulatory issues. The Compensation Committee also reviews and considers independent compensation studies, compilations, analysis and surveys that are not specifically prepared or commissioned for the Company.

Stock Ownership Guidelines

Spartan’s Board of Directors has established stock ownership guidelines for corporate officers. These guidelines are designed to help ensure that officers face downside risk and upside potential with other shareholders.

Under these guidelines, the Company’s executive officers are expected to achieve and maintain a level of stock ownership having a value that is approximately equal to or greater than a specified percentage of the executive’s annual base salary. The percentages are as follows:

Position	Percentage of Base Salary
Chief Executive Officer	500%
President	400%
Executive Vice Presidents	300%
Senior Vice President	200%
Vice Presidents and Division Vice Presidents	100%

Until the specified level of ownership is achieved, executives are required to hold at least 50% of all shares acquired through the Company’s stock incentive plans and other forms of stock based compensation. As of March 31, 2012, all of the Company’s executive officers were in compliance with the Company’s stock ownership policy.

The Board of Directors periodically reviews the stock ownership guidelines for corporate officers to help ensure that the policy effectively encourages key associates to own a meaningful equity stake in the Company, but does not interfere with the Company’s ability to attract and retain talented individuals. The Board believes that it is appropriate to require more senior executives to own a relatively greater stake in the Company. Accordingly, the ownership requirements are set on a “sliding scale” ranging from 100% to 500%.

Personal Benefits, Perquisites, and Loans

Spartan Stores has long believed that compensation in the form of executive perquisites and personal benefits does not provide transparency for shareholders or efficiently serve the goals of the Company’s compensation programs. Consequently, such benefits play a minor role in the Company’s compensation program. Spartan Stores does not provide perquisites such as club memberships, use of private aircraft, use of automobiles owned or leased by the Company, security details, commuting expenses, clothing, jewelry, discounts that are not available to all associates, or personal travel unrelated to our business. Spartan Stores does not make loans or extend credit to its directors or executive officers. None of Spartan Stores’ directors or executive officers was indebted to the Company in fiscal 2012.

Risk Considerations

In the context of the domestic retail and distribution operating company nature of our business, the Compensation Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following additional reasons:

•	we structure our pay to consist of both fixed compensation and variable compensation;

•	we cap our cash incentive opportunity at twice the target level;

•	our restricted stock awards to associates generally vest over four or five years, and stock option awards granted in previous fiscal years generally vest over four years;

•

because consolidated net earnings is the performance measure for determining annual cash incentive payments and EPS and ROIC are the performance measures for determining long-term cash incentive payments for named executive officers and certain other officers, we believe that our executives are encouraged to take a balanced approach that focuses on corporate profitability;

•	our consolidated net earnings, EPS and ROIC targets are applicable to other management associates as well as executives;

•	we have strict internal controls;

•

our Chief Executive Officer and Chief Financial Officer are contractually obligated to reimburse the Company for any incentive-based or equity-based compensation if the Company is required to prepare an accounting restatement due to misconduct; and

•	we have stock ownership guidelines.

Severance and Change in Control Payments

Spartan Stores believes that severance payments upon certain terminations of employment benefit the Company and the shareholders by attracting and retaining executives and allowing executives to remain focused during uncertain times while also obtaining restrictive covenants for the benefit of the Company. Spartan Stores also believes that cash payments upon a “double-trigger” of both termination of employment and a change in control benefit the Company and the shareholders by motivating and encouraging each executive to be receptive to potential strategic transactions that are in the best interest of shareholders, even if the executive faces potential job loss, and by motivating the executives in the period leading up to a potential change in control. To accomplish these goals, Spartan Stores has entered into an employment agreement and an executive severance agreement with each named executive officer, which are discussed in more detail elsewhere in this proxy statement.

Under the terms of our equity based compensation plans and our executive employment and severance agreements, the Chief Executive Officer and other named executive officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment and upon a change in control of the Company. The specific terms of these arrangements and an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end are described in detail in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change in Control.” The terms and conditions of these arrangements are the result of arms-length negotiations between the Compensation Committee and the Company’s executive officers.

The termination of employment provisions of the executive employment and severance agreements are intended, in part, to address retention concerns by providing these individuals with a certain amount of compensation that would offset the potential disincentive to support an effort that would result in a change in control of the Company that could threaten the executive’s own jobs. From time to time, the Compensation Committee reviews and reassesses the termination and change in control arrangements with the named executive officers to determine whether the arrangements effectively serve their intended purposes and are consistent with prevailing practices for the markets in which the Company competes for executive talent. The Committee typically engages a compensation consultant to assist the determination of prevailing market practices.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to certain officers. While we do not design our compensation programs solely for tax purposes, we do design our programs to be tax efficient for the Company where possible. Under appropriate circumstances, Spartan Stores may approve compensation that is not deductible under Section 162(m) if it determines that it would be in the best interests of Spartan Stores and its shareholders for such compensation to be paid.

Shareholder Say-On-Pay Votes

The Company provides its shareholders with the opportunity to cast a say-on-pay vote annually, which is an advisory vote on executive compensation. At the Company’s annual meeting of shareholders held in August 2011, a substantial majority (86%) of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this affirms shareholders’ support of the Company’s approach to executive compensation, and did not change its approach in 2012. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

The proxy statement continues on the following page.

Summary Compensation Table

The following table shows certain information concerning the compensation earned by the Chief Executive Officer, the Chief Financial Officer, and each of the Company’s three most highly compensated executive officers other than the Chief Executive Officer or Chief Financial Officer who were serving as executive officers as of fiscal year end (the officers identified in the table below are referred to in this Proxy Statement as the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1)(2)(3) ($)	Option Awards (1)(2) ($)	Non-Equity Incentive Plan Compen- sation(4)(5) ($)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings(6) ($)	All other Compen- sation(7)(8) ($)	Total(9) ($)
Dennis Eidson,	2012	744,423	-	717,368	-	1,306,776	4,476	99,838	2,872,881
President and CEO	2011	691,385	-	689,443	-	1,442,850	23,955	21,229	2,868,862
	2010	615,923	-	832,200	196,350	-	31,834	16,199	1,692,506
David M. Staples,	2012	428,005	-	214,240	-	383,658	5,652	41,481	1,073,036
EVP and CFO	2011	411,609	-	190,036	-	430,286	17,358	9,339	1,058,628
	2010	403,539	-	306,527	72,450	-	23,915	8,419	814,850
Theodore C. Adornato,	2012	323,144	-	143,255	-	273,742	2,270	32,419	774,830
EVP Retail Operations	2011	310,765	-	126,588	-	311,450	9,682	6,733	765,218
	2010	304,672	-	195,567	46,200	-	13,429	5,729	565,597
Alex J. DeYonker,	2012	369,154	-	143,255	-	295,326	1,227	29,117	838,079
EVP General Counsel and Secretary	2011 2010	355,013 348,052	- -	141,005 195,567	- 46,200	341,380 -	9,743 14,116	6,982 5,116	854,123 609,051
Derek R. Jones,	2012	315,654	-	143,255	-	270,229	1,015	26,136	756,289
EVP Wholesale Operations	2011	303,562	-	138,910	-	306,578	8,289	6,338	763,677

(1)	These amounts represent the grant date fair value of restricted stock and stock options determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), and do not represent cash payments to or, except as noted in footnote 3 below, amounts realized by the named executive officers. For details regarding the assumptions used in the valuation of share-based awards, see Note 12, Stock-Based Compensation, to the audited financial statements of Spartan Stores, Inc. contained in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

(2)	The amounts reported in the “Stock Awards” and “Option Awards” columns are not reduced by the amount of any awards that were not earned or were otherwise forfeited. The values reported under Stock Awards for fiscal 2010 include the value of performance-based Restricted Stock Units that were not earned. The named executives did not and will not realize any value from those awards. The value of the unearned awards reported under “Stock Awards” for fiscal 2010 for each named executive officer other than Mr. Jones was as follows: $282,948 for Mr. Eidson, $104,025 for Mr. Staples, and $ 66,576 for each of Mr. Adornato and Mr. DeYonker.

(3)	In compliance with the Company’s then executive stock ownership policy, Messrs. Eidson, DeYonker, and Jones received a portion of their respective fiscal 2011 annual cash incentive award in shares of the Company’s common stock pursuant to the Company’s 2001 Stock Bonus Plan. Under the terms of the Stock Bonus Plan, each executive received additional shares of the Company’s common stock having a value of 30% of the bonus elected to be received in stock. The amounts reported in this column for fiscal 2011 for Messrs. Eidson, DeYonker, and Jones include the value of the incremental shares of stock received by them under the Stock Bonus Plan, as determined under ASC 718. As a condition of participation, each executive must hold the shares for a minimum of twelve months.

(4)	In fiscal 2011 and fiscal 2012, all named executive officers earned annual and long-term cash incentive awards under the Spartan Stores, Inc. Executive Cash Incentive Plan of 2010. Please see the Compensation Discussion and Analysis section of the proxy statement for the applicable fiscal year for details regarding how these amounts are determined and when they are paid.

(5)	The amount reported in this column for fiscal 2011 and fiscal 2012 for each named executive officer consists of the annual cash incentive award earned for the applicable fiscal year and the portion of the long-term cash incentive award that was earned for the Company’s achievement of specified levels of earnings per share in the applicable fiscal year. No portion of the long-term awards for fiscal 2011 or fiscal 2012 has been paid. The earned portion of the long-term awards remain subject to a vesting condition and will be forfeited if the employment of the named executive officer is terminated under certain circumstances prior to the end of the vesting period (two years for the EPS component and one year for the ROIC component). The following table provides details regarding the non-equity incentive compensation earned by each named executive officer in fiscal 2012:

Name	Annual Cash Incentive Award Earned	Portion of Long-Term Cash Incentive Award Earned (FYE 2012 ROIC)	Portion of Long-Term Cash Incentive Award Earned (FY 2012 EPS)	Total
Mr. Eidson	$695,310	$206,250	$405,216	$1,306,776
Mr. Staples	200,781	61,875	121,002	383,658
Mr. Adornato	151,589	41,250	80,903	273,742
Mr. DeYonker	173,173	41,250	80,903	295,326
Mr. Jones	148,076	41,250	80,903	270,229

(6)	The amounts reported in this column consist of the change in the actuarial present value of the named executive officer’s accumulated benefit under the Spartan Stores Cash Balance Pension Plan and Supplemental Executive Retirement Plan, computed as of the pension plan measurement date used for financial statement reporting purposes for the reported years. For more information, see the Pension Benefits section of this proxy statement and Note 10, Associate Retirement Plans, to the audited financial statements of Spartan Stores, Inc. contained in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012. Earnings on non-qualified deferred compensation are reported below on the Non-Qualified Deferred Compensation table.

(7)

“All Other Compensation” includes the value of Company matching contributions to each executive’s qualified and non-qualified retirement plans, dividends on unvested restricted stock awards, and company paid life insurance premiums (a benefit that is generally available to the Company’s salaried associates). Please see page 54 for a discussion of the change in “All Other

Compensation” in fiscal 2012 compared to fiscal 2011. The following table provides details regarding all other compensation paid to named executive officers for fiscal 2012:

Name	Qualified Savings Plan Match and Profit Sharing Contribution	Nonqualified Savings Plan Match and Profit Sharing Contribution	Dividends on Unvested Restricted Stock	Insurance Premiums	Total
Mr. Eidson	$11,254	$58,762	$29,571	$251	$99,838
Mr. Staples	11,179	20,106	9,946	251	41,481
Mr. Adornato	11,180	14,463	6,525	251	32,419
Mr. DeYonker	11,199	10,915	6,752	251	29,117
Mr. Jones	8,410	10,724	6,752	251	29,136

(8)	None of the Company’s named executive officers received perquisites or personal benefits having an aggregate value of $10,000 or greater.

(9)	The amounts reported in the “Total” column include the value of unearned and forfeited Stock Awards and and earned but not yet paid long-term cash incentive awards. Please see Notes 2 and 5 above.

Grants of Plan-Based Awards

The following table provides information concerning each grant of an award made to the named executive officers in the last completed fiscal year.

Name	Grant Date		Estimated Possible or Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(1)
			Threshold ($)	Target ($)	Maximum ($)
Dennis	5/17/2011	(2)	73,500	735,000	1,470,000
Eidson	5/17/2011	(3)	187,200	720,000	1,440,000
	5/17/2011					44,668	717,368
David	5/17/2011	(2)	21,224	212,242	424,484
Staples	5/17/2011	(3)	55,900	215,000	430,000
	5/17/2011					13,340	212,240
Theodore	5/17/2011	(2)	16,024	160,243	320,846
Adornato	5/17/2011	(3)	37,375	143,750	287,500
	5/17/2011					8,920	143,255
Alex	5/17/2011	(2)	18,306	183,059	366,118
DeYonker	5/17/2011	(3)	37,375	143,750	287,500
	5/17/2011					8,920	143,255
Derek	5/17/2011	(2)	15,653	156,528	313,056
Jones	5/17/2011	(3)	37,375	143,750	287,500
	5/17/2011					8,920	143,255

(1)	Amount reported is the aggregate grant date fair value determined in accordance with ASC 718, and does not represent cash payments to or amounts realized by the named executive officers. For valuation assumptions, see Note 12, Stock-Based Compensation, to the audited financial statements of Spartan Stores, Inc. contained in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

(2)	The amounts reported in these rows are not actual payouts; they represent the possible threshold, target, and maximum awards that could have been earned by each named executive officer for the annual cash incentive award under the Executive Plan. The actual amount earned by each named executive officer for fiscal 2012 is reported in the Summary Compensation Table. For details regarding how these amounts are determined, see the Compensation Discussion and Analysis section of this proxy statement.

(3)	The amounts reported in these rows are not actual payouts; they represent the possible threshold, target, and maximum payouts that could be earned by each named executive officer under the long-term cash incentive award granted under the 2010 Executive Cash Incentive Plan. The actual amount earned will depend on the Company’s achievement of specified levels of performance. For details regarding how these amounts are determined, see the Compensation Discussion and Analysis section of this proxy statement.

Discussion of Summary Compensation and Plan-Based Awards Tables

The Company paid the compensation set forth in the Summary Compensation Table and the grants of Plan Based Awards table pursuant to the philosophy, procedures, and practices set forth above in the “Compensation Discussion and Analysis” section of this proxy statement. A summary of certain material terms of our compensation plans and arrangements is set forth below.

Salary; Employment Agreements. Each named executive officer is paid a salary pursuant to an employment agreement with the Company. For information regarding determination of base salaries, see the Compensation Discussion and Analysis section of this proxy statement.

The Company has entered into an Executive Employment Agreement with each of its executive officers. None of the agreements have a specified term of years. Under the terms of each Agreement, the Company will employ the executive as an officer of the Company for an indefinite period of time until termination of employment. Each executive officer receives a base salary that will be reviewed annually and is eligible to participate in any of the Company’s bonus programs. Each executive officer’s employment terminates automatically in the event of death, and the Company may terminate the executive’s employment for disability or for cause. Please see the Potential Payments Upon Termination or Change-in-Control section of this proxy statement for detailed information regarding payments to executive officers upon termination of employment for any reason.

Non-Equity Incentive Plan Awards. As discussed in detail on pages 41-44, for fiscal 2012, each named executive officer was granted the opportunity to earn cash incentive compensation on an annual basis for fiscal 2012, and a long-term incentive award covering fiscal 2012 through fiscal 2013. The awards were granted under the Company’s shareholder approved Executive Cash Incentive Plan of 2010.

The Executive Plan is a non-equity incentive compensation plan that is designed to motivate executive officers and other participants who are in a position to make substantial contributions toward the achievement of goals established under the plan. The plan is designed to:

•	motivate participants to achieve Spartan Stores’ annual financial and business objectives;

•	allow participants to share appropriately in Spartan Stores’ financial success;

•	provide a competitive incentive compensation opportunity;

•	create linkage between participant contribution and Spartan Stores’ business and financial objectives; and

•	assist in the attraction, retention, and motivation of plan participants.

The Executive Plan permits incentive compensation paid under the plan to be deductible under the Internal Revenue Code. Under the terms of the Executive Plan, the Compensation Committee may use only objective measures of financial performance specified in the Plan itself (or approved by the Company’s shareholders at a later date), and it must specify the relationship between the level of the cash incentive award and the performance measure. Payment of cash incentive awards under the Executive Plan is entirely contingent on the achievement of specified objective measures of performance.

Restricted Stock. All shares of restricted stock were awarded to the named executive officers pursuant to the Stock Incentive Plan of 2005. This plan, and the 2001 Stock Incentive Plan, are the Company’s two equity incentive plans. Both plans have been approved by the Company’s shareholders. Awards under Spartan’s equity compensation plans are designed to:

•	align executive and shareholder interests;

•	reward executives and other key associates for building shareholder value; and

•	encourage long-term investment in Spartan.

Prior to making any equity awards, the Compensation Committee considers share usage under all of the Company’s equity compensation plans, dilution of shareholders, and each executive’s current ownership of the Company’s stock.

Equity incentive awards have several key advantages over cash compensation, including promoting executive retention through the use of vesting periods and aligning executive and shareholder interests by giving executives an ownership stake in the Company.

The shares of restricted stock granted to the named executive officers in fiscal 2012 vest in four equal yearly increments on May 1 of each year. In other words, the first one-fourth of the shares vest on May 1, 2012, the second one-fourth vests on May 1, 2013, the third one-fourth vests on May 1, 2014, and the final one-fourth vests on May 1, 2015. If the employment of an executive officer is terminated for any reason other than death, disability, or retirement, then all unvested shares of restricted stock are forfeited unless the Compensation Committee exercises its discretion to waive any remaining restrictions. If an executive officer dies or becomes disabled, then all outstanding shares of restricted stock will vest automatically. In the event of retirement, a pro-rata portion of the outstanding shares will vest (based on the number of months of service during the vesting period divided by the length of the service period). If a change in control (as defined in the Incentive Plan) occurs, then all unvested shares of restricted stock will automatically vest. For information regarding accelerated vesting of restricted stock upon termination or a change-in-control of the Company, please see the section entitled “Potential Payments Upon Termination or Change-in-Control.”

Dividends. Executives receive any dividends paid on vested and unvested restricted shares at the rate dividends are paid on common stock.

Holding Period. The shares of restricted stock awarded to the named executive officers are subject to forfeiture if not held until the restrictions applicable to the shares have elapsed. While the shares of restricted stock once vested are not subject to an express holding period, each named executive officer must comply with the stock ownership guidelines discussed on page 48. Until the specified level of ownership is achieved, executives are required to hold at least 50% of all restricted stock granted to them.

Stock Bonus Plan. Spartan’s named executive officers and certain other key associates may elect to receive all or a portion of any annual cash incentive award they may receive in the form of Spartan Stores common stock pursuant to the Company’s 2001 Stock Bonus Plan. The Stock Bonus Plan is designed to create additional incentive for participants to make significant contributions to the long-term performance and growth of the Company and to join the interests of participants with the Company’s shareholders. Under the Plan, participants have ten days following notification of the amount of their annual cash incentive award (if any) to provide a written election to receive up to 100% of their annual cash incentive award in the form of Spartan Stores stock. At the conclusion of the ten-day election period, associates who make such an election receive Spartan common stock having a value equal to the portion of the annual cash incentive award designated by the associate, plus an additional grant of shares having a value of 30% of the portion of the participant’s annual cash incentive award that he or she elected to receive in stock. The common stock granted under the plan is valued at the average of the highest and lowest sales prices of Spartan common stock reported by Nasdaq on the first trading day following the conclusion of the ten-day election period. All shares issued under the Stock Bonus Plan are subject to a twelve-month holding period.

Pension Benefits and Non-Qualified Deferred Compensation. For information on pension benefits and non-qualified deferred compensation, please see the tables and accompanying narrative below.

All Other Compensation. The amounts reported under “All Other Compensation” include dividends paid on unvested restricted stock awards

(which are paid at the same rate as dividends paid on the Company’s common stock), matching payments for contributions to the Company’s qualified and non-qualified retirement plans.

“All Other Compensation” increased in fiscal 2012 compared to fiscal 2011 primarily due to the reinstatement of Company matching contributions in the Company’s qualified and non-qualified savings plans, and the introduction of a discretionary profit-sharing contribution under those plans. During fiscal year 2010, the Company had suspended matching contributions in the Savings Plus Plan for most associates, including our named executive officers, due to the challenging economic environment. As a result, there were no matching contributions to the nonqualified plan for fiscal year 2011. Effective January 1, 2011, in conjunction with the suspension of basic credits under the Company’s Cash Balance Pension Plan, the Company reinstated the matching contributions in the Savings Plus Plan for participants, including our named executive officers. In addition, the Company introduced a discretionary profit-sharing contribution. Our named executives are eligible for a Savings Plan Match and Profit Sharing Contribution up to the statutory limits.

Effective January 1, 2011, participants in the SESP are also entitled to a Company-matching contribution and profit sharing contribution that mirrors the Company’s matching and discretionary profit-sharing contributions in the Savings Plus Plan, but only to the extent that statutory limits prevent such participants from receiving the match and discretionary profit-sharing contributions under the Savings Plus Plan.

“All Other Compensation” also includes the dollar value of premiums paid by the Company for group term life insurance for the named executive officers. The Company pays group term life insurance premiums for all of its associates.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options and restricted stock awards that have not vested for each named executive officer outstanding as of March 31, 2012:

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(3)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Dennis Eidson	18,700	18,700	13.87	5/15/2019	113,735	2,060,878
	8,400	2,800	23.04	10/15/2018
	25,725	8,575	22.69	5/16/2018
	1,020	-	22.50	10/17/2017
	10,600	-	28.28	5/18/2017
	12,000	-	13.70	5/10/2016
	6,250	-	11.50	5/11/2015
	3,125	-	3.25	5/12/2014
	5,000	-	2.44	3/17/2013
David M. Staples	6,900	6,900	13.87	5/15/2019	38,252	693,126
	15,750	5,250	22.69	5/16/2018
	7,500	-	28.28	5/18/2017
	9,000	-	13.70	5/10/2016
	3,125	-	11.50	5/11/2015
	1,563	-	3.25	5/12/2014
Theodore C. Adornato	4,400	4,400	13.87	5/15/2019	25,096	454,740
	9,975	3,325	22.69	5/16/2018
	4,900	-	28.28	5/18/2017
	8,000	-	13.70	5/10/2016
	3,282	-	11.50	5/11/2015
	2,188	-	3.25	5/12/2014
Alex J. DeYonker	4,400	4,400	13.87	5/15/2019	25,096	454,740
	9,975	3,325	22.69	5/16/2018
	4,900	-	28.28	5/18/2017
	6,000	-	17.13	10/1/2016
Derek R. Jones	4,400	4,400	13.87	5/15/2019	25,096	454,740
	9,975	3,325	22.69	5/16/2018
	4,900	-	28.28	5/18/2017
	6,000	-	17.13	9/17/2016

(1)	All exercisable options are fully vested.

(2)	The market value reflected in this column is based on a closing market price of $18.12 on March 30, 2012 as reported by the Nasdaq Global Select Market.

(3)	The following table sets forth the vesting dates for unvested option awards and restricted stock awards to each named executive officer as of March 31, 2012.

Vesting Schedule for Restricted Stock and Options

	Dennis Eidson		David Staples		Theodore Adornato		Alex DeYonker		Derek R. Jones
Vesting Date	Options Vesting (#)	Restr. Stock Vesting (#)	Options Vesting (#)	Restr. Stock Vesting (#)	Options Vesting (#)	Restr. Stock Vesting (#)	Options Vesting (#)	Restr. Stock Vesting (#)	Options Vesting (#)	Restr. Stock Vesting (#)
5/1/2012	11,375	4,714	5,250	2,180	3,325	1,380	3,325	1,380	3,325	1,380
5/1/2012	9,350	7,920	3,450	2,920	2,200	1,860	2,200	1,860	2,200	1,860
5/1/2012	-	8,224	-	2,468	-	1,644	-	1,644	-	1,644
5/1/2012	-	11,167	-	3,335	-	2,230	-	2,230	-	2,230
5/18/2012	-	2,983	-	1,920	-	1,260	-	1,260	-	1,260
5/1/2013	-	4,714	-	2,180	-	1,380	-	1,380	-	1,380
5/1/2013	9,350	7,920	3,450	2,920	2,200	1,860	2,200	1,860	2,200	1,860
5/1/2013	-	8,224	-	2,468	-	1,644	-	1,644	-	1,644
5/1/2013	-	11,167	-	3,335	-	2,230	-	2,230	-	2,230
5/1/2014	-	7,920	-	2,920	-	1,860	-	1,860	-	1,860
5/1/2014	-	8,224	-	2,468	-	1,644	-	1,644	-	1,644
5/1/2014	-	11,167	-	3,335	-	2,230	-	2,230	-	2,230
5/1/2015	-	8,224	-	2,468	-	1,644	-	1,644	-	1,644
5/1/2015	-	11,167	-	3,335	-	2,230	-	2,230	-	2,230

Option Exercises and Stock Vested

The following table provides information concerning each exercise of stock options and each vesting of restricted stock during the last completed fiscal year for each of the named executive officers on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Dennis Eidson	-	-	27,340	432,425
David M. Staples	-	-	12,988	207,338
Theodore C. Adornato	3,750	46,125	8,644	138,105
Alex J. DeYonker	-	-	7,894	124,245
Derek R. Jones	-	-	7,894	125,138

(1)	The dollar values reported in this column are calculated by multiplying the number of shares acquired on exercise by the “spread” between the closing price of Spartan Stores common stock on the date of the exercise and the exercise price of the option.

(2)	The dollar values reported in this column are calculated using the market value of the stock on the date of vesting.

Pension Benefits

Our named executive officers are eligible to participate in the Spartan Stores, Inc. Cash Balance Pension Plan, a qualified pension plan. The Plan utilizes a cash balance formula under which principal credits are added annually to a participant’s “account.” Effective January 1, 2011, the Cash Balance Pension Plan was frozen and, as a result, additional service credits are no longer added to each Associate’s account, however, interest credits will continue to accrue. Prior to the suspension of basic credits, the basic principal credit formula equaled a percentage of the participant’s compensation based upon a participant’s years of service at the beginning of the calendar year in accordance with the following table:

Years of Service as of January 1	Percentage of Participant’s Compensation
0 – 5	2.5%
6 – 15	3
16 – 25	4
26 or more	5

The participants in the Cash Balance Pension Plan will continue to accrue interest credits at the end of each month until the cash balance is paid out. The interest rate used for this purpose is the average of the 10-year Treasury interest rate over the 12 months ending in November of the prior calendar year.

Upon termination of employment, a participant will be entitled to his or her vested accrued benefit, which may be distributed either in a monthly annuity or in a lump sum. A participant is considered vested after three years of vested service. For the calendar years beginning January 1, 2004 a year of vested services is credited for each calendar year that a participant is credited with 1,000 hours of service. If distributed in a lump sum, the participant’s benefit generally will be equal to the participant’s account balance.

A participant’s years of service for vesting purposes includes all service with the Company, including service in an ineligible job classification. However, for purposes of determining the participant’s service for basic principal credit purposes, years of service generally only includes employment while a participant in the Plan.

The table below summarizes the pension benefits for our named executive officers.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)(2)(3)
Dennis Eidson	Spartan Stores, Inc. Cash Balance Pension Plan Supplemental Executive Retirement Plan	8.75 8.75	44,716 98,731
David M. Staples	Spartan Stores, Inc. Cash Balance Pension Plan Supplemental Executive Retirement Plan	11.92 11.92	88,820 96,199
Theodore C. Adornato(4)	Spartan Stores, Inc. Cash Balance Pension Plan Supplemental Executive Retirement Plan	7.00 7.00	34,955 39,304
Alex J. DeYonker(4)	Spartan Stores, Inc. Cash Balance Pension Plan Supplemental Executive Retirement Plan	4.00 4.00	19,343 20,805
Derek R. Jones(4)	Spartan Stores, Inc. Cash Balance Pension Plan Supplemental Executive Retirement Plan	4.00 4.00	19,343 13,861

(1)	Represents the actuarial present value of the named executive officer’s accumulated benefit under the plan, computed as of the same pension plan measurement date used for financial statement reporting purposes (March 31, 2012). For more information, see Note 10, Associate Retirement Plans, to the audited financial statements of Spartan Stores, Inc. contained in the Company’s Annual Report on Form 10-K for fiscal year ended March 31, 2012.

(2)	None of our named executive officers received a distribution from any pension plan during the fiscal year ended March 31, 2012.

(3)	The Cash Balance Pension Plan was frozen effective January 1, 2011. Even though participants may continue to accrue years of credited service, the additional years do not increase the value of the accumulated benefit, but increased service years affect the distribution payment options at termination. These changes are also effective for the Supplemental Executive Retirement Plan, which mirrors the Cash Balance Pension Plan (as discussed below).

(4)	Mr. Adornato’s actual service to the Company exceeds his credited service by one year as of the measurement date. Mr. DeYonker’s and Mr. Jones’ actual service to the Company exceeds their respective credited service by 1.25 years as of the measurement date.

Qualified defined contribution retirement plan.

The Company maintains the Spartan Stores, Inc. Savings Plus Plan, a qualified 401(k) defined contribution retirement plan that is generally open to all of the Company’s non-union associates. Our named executive officers are eligible to participate in the Savings Plus Plan, subject to wage and contribution limits imposed by the Internal Revenue Code.

The Savings Plus Plan allows for 50% matching contributions by the Company up to 6% of salary. Matching contributions are subject to a vesting schedule for associates with less than five years of service. In fiscal 2010, the Company suspended matching contributions in the Savings Plus Plan for most associates, including our named executive officers, due to the challenging economic environment. Effective January 1, 2011, in conjunction with the suspension of basic credits under the Company’s Cash Balance Pension Plan, the Company reinstated the matching contributions in the Savings Plus Plan for participants, including our named executive officers. In addition, the Company introduced a discretionary profit-sharing contribution for eligible participants. The profit-sharing contribution is targeted at 1.5% of eligible compensation annually, subject to fiscal year end results. The contribution for fiscal 2012 was 1.5% which is expected to be contributed to participants’ accounts in the last week of June 2012.

Non-Qualified Deferred Compensation

Spartan Stores maintains two nonqualified deferred compensation plans: the Supplemental Executive Retirement Plan (“SERP”), which provides nonqualified deferred compensation benefits to Spartan Stores’ officers, and the Supplemental Executive Savings Plan (the “SESP”), which is a nonqualified deferred compensation plan for Spartan Stores’ officers and director-level associates.

The purpose of the SERP is to provide officers with the benefits that they are otherwise denied under the Cash Balance Pension Plan due to the annual dollar limit on compensation and other limitations of the Internal Revenue Code, which are referred to collectively as the “statutory limits.” Accordingly, each officer’s benefit under the SERP is equal to the officer’s benefit that would have accrued under the Pension Plan but for the operation of the statutory limits, minus the accrued benefit actually payable to the officer under the

Pension Plan calculated in accordance with the statutory limits. The suspension of basic credits under the Cash Balance Pension Plan (as described above) will have a corresponding impact on the SERP (i.e., SERP participants will no longer accrue basic credits under the SERP, but may accrue interest credits).

Benefits under the SERP are paid from Spartan Stores’ general assets. There is no separate trust that has been established to fund benefits.

The purpose of the SESP is to provide officers with the benefits that they are otherwise denied under the Company’s qualified savings plan, the Spartan Stores, Inc. Savings Plus Plan, due to statutory limits. Participants in the SESP may defer up to 50% of base salary and up to 100% of any bonuses under the plan. This opportunity is in addition to a participant’s savings opportunity under the Savings Plus Plan (subject to statutory limits). Participants in the SESP are entitled to a Company-matching contribution that mirrors the 50% matching contribution by the Company up to 6% of salary under the Savings Plus Plan, except the statutory limits do not apply. Matching contributions in the SESP were suspended in April

2009 in conjunction with the suspension of matching contributions in the Savings Plus Plan, but reinstated effective January 1, 2011 in conjunction with the reinstatement of matching contributions in the Savings Plus Plan. Effective January 1, 2011, SESP participants were entitled to a profit sharing contribution that mirrors the Company’s discretionary profit-sharing contribution in the Savings Plus Plan, as described above under caption “Qualified defined contribution retirement plan,” but only to the extent that statutory limits prevent such participants from receiving the match under the Savings Plus Plan.

The SESP provides participants with various investment alternatives, consisting primarily of mutual funds. The investments are only hypothetical investments, also referred to as phantom investments. The investment results for a participant are determined as if the contributions had actually been invested in the selected investment fund during the relevant time period.

The following table provides certain information regarding participation of the named executive officers in our non-qualified deferred compensation plans.

Non-Qualified Deferred Compensation

Name	Executive Contributions In Last FY(1) ($)	Registrant Contributions In Last FY ($)	Aggregate Earnings In Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance At Last FYE(2) ($)
Dennis Eidson	69,489	58,762	20,590	-	414,437
David M. Staples	36,817	20,106	27,660	-	375,275
Theodore C. Adornato	18,102	14,463	6,318	-	163,045
Alex J. DeYonker	73,057	10,915	10,369	-	293,824
Derek R. Jones	9,470	10,724	2,601	-	68,028

(1)	All of the amounts in this column are also reported as either “Salary” or “Non-Equity Incentive Plan Awards” in the Summary Compensation Table of this proxy statement.

(2)	The aggregate balance at last fiscal year-end shown in this column includes Company contributions in prior years which were reported as “All Other Compensation” on the Summary Compensation Table for the applicable year. Company contributions in prior years that have previously been reported for each named executive officer are as follows: $66,416 for Mr. Eidson, $46,828 for Mr. Staples, $29,942 for Mr. Adornato, and $16,961 for Mr. DeYonker.

Potential Payments Upon Termination or Change-in-Control

All Named Executive Officers

The following discussion applies to the Company’s named executive officers.

Spartan Stores has entered into an employment agreement and severance agreement with each of its named executive officers.

The employment agreements and severance agreements are summarized below.

Executive Employment Agreements

Each of Spartan Stores’ executive officers has an employment agreement with Spartan Stores providing that if the officer’s employment is terminated by Spartan Stores other than due to death, disability or cause (as defined in the employment agreement), or if the employment is terminated by the officer for good reason (as defined in the employment agreement), the officer will receive the payments and benefits described and quantified in the table on page 64.

Each named executive officer’s employment agreement requires that the officer meet certain conditions to be eligible for severance pay, including execution of a release of certain employment-related claims and compliance with the post-employment confidentiality and non-competition provisions of the employment agreement.

Executives will not receive severance payments or benefits under the Executive Employment Agreements if they receive any payments or benefits under the Executive Severance Agreements, which are described below.

Executive Severance Agreements

Each of Spartan Stores’ named executive officers has an executive severance agreement with Spartan Stores. Under these agreements, if the officer’s employment with Spartan Stores terminates for reasons other than a nonqualifying termination (as described below) during the two-year period following a change in control (as described below) of Spartan Stores, then the officer will receive the payments and benefits described and quantified in the table on page 66. Each of the Company’s executives is required to accept up to a 10% reduction of severance benefits to avoid imposition of any excise tax imputed under the Internal Revenue Code.

Spartan Stores will not provide benefits under the executive severance agreements in the event of a “nonqualifying termination.” A nonqualifying termination is defined in the agreements as any of the following: termination by Spartan Stores for cause, termination by the officer (with notice to the Company) for any reason other than for good reason (as defined in the executive severance agreement), retirement of the officer, and death or disability of the officer.

The term “change in control” is defined in the executive severance agreements generally as (1) the acquisition by any person or group of 20% or more of the outstanding common stock or voting power of Spartan Stores, (2) the majority of the Board being comprised of persons other than the current members of the Board or their successors whose nominations were approved by at least two-thirds of the Board, or (3) the effective time of certain mergers, reorganizations, plans of dissolution or sales of substantially all of Spartan Stores’ assets. Prior to June 2010, under the executive severance agreements a “change in control” was deemed to occur upon the shareholder approval of a change in control transaction. In June 2010, our executive officers agreed to amendments to the executive severance agreements providing that a change in control is deemed to occur only upon the effective time and consummation of a change in control transaction. This modification eliminates the possibility that benefits under the executive severance agreements would be payable if the change in control transaction is approved by shareholders, but not completed.

The Company believes that the employment agreements and executive severance agreements help retain our executives and keep them focused on implementing our strategic plan during a time of increased competition, consolidation, and uncertainty in our industry. The agreements provide a measure of earnings security by offering income protection in the form of severance and continued benefits if the executive is terminated without cause, economic protection for the executive’s family if the executive becomes disabled or dies, and additional protections in connection with a change in control of the company.

Providing severance to our executives is an appropriate bridge to subsequent employment if the person is terminated without cause. This is particularly so for executive-level positions for which the opportunities are typically more limited and the job search lead time longer. In addition, the agreements benefit the Company by enabling executives to remain focused on the business of the Company in uncertain times without the distraction of potential job loss.

The executive severance agreements are even more important in the context of a change in control as we believe they will motivate and encourage each executive to be receptive to potential strategic transactions that are in the best interest of shareholders, even if the executive faces potential job loss, which would otherwise result in losing the opportunity to vest in equity awards, which comprise a significant portion of each executive’s compensation. We believe this benefits the Company and the potential acquirer because it enables the Company to retain and motivate the executive during the time preceding a potential change in control.

The following table summarizes the potential payments and benefits payable to each named executive officer upon termination for the reasons set forth below, assuming that the triggering event took place on March 31, 2012 (and that no change in control took place before the triggering event):

The proxy statement continues on the following page.

Potential Payments upon Termination Not in Connection with a Change in Control

	Dennis Eidson	David M. Staples	Theodore C. Adornato	Alex J. DeYonker	Derek R. Jones
Termination Other than for Retirement, Death, Disability or Cause(1)(2)
Lump-Sum Salary Payment(3)	$735,000	$424,483	$320,485	$366,117	$313,056
Health Coverage Reimbursement (COBRA)(4)	12,459	18,335	5,913	11,978	21,380
Outplacement Assistance	10,000	10,000	10,000	10,000	10,000
TOTAL	$757,459	$452,818	$336,398	$388,095	$344,436
Retirement(5)(6)(7)
Restricted Stock Vesting(8)	$491,320	$196,530	$128,223	$128,223	$128,223
Long-Term Cash Incentive Award(9)	1,117,870	334,798	223,433	223,433	223,433
TOTAL	$1,609,190	$531,328	$351,656	$351,656	$351,656
Death or Disability(6)(7)
Restricted Stock Vesting(8)	$2,060,878	$693,126	$454,740	$454,740	$454,740
Long-Term Cash Incentive Award(10)	1,117,870	334,798	223,433	223,433	223,433
TOTAL	$3,178,748	$1,027,924	$678,173	$678,173	$678,173

(1)	Under the Employment Agreements with each named executive officer, the Company will provide severance payments and benefits only if the named executive officer is terminated by the Company at will (i.e., not for death, disability, or “cause” as defined in the agreements), or if the executive terminates the employment for “good reason,” as defined in the Employment Agreements.

(2)	Any named executive officer who is terminated for cause (as defined in the Employment Agreements) will receive only salary and benefits accrued as of the date of termination.

(3)	The Employment Agreements with each named executive officer requires lump-sum payment of an amount equal to the executive’s salary for a period of fifty-two weeks following the week in which the employment terminates.

(4)	The amounts would be paid as reimbursement by the Company to the executive for the COBRA continuation coverage premium necessary to continue the named executive officer’s then-current health, dental, and prescription drug coverage (for the executive and any dependents) for a period of 52 weeks following termination, assuming an 8.0% annual increase in the cost of coverage.

(5)	Under the terms of the Executive Plan and the Company’s equity incentive plans, an associate is eligible for retirement after attaining age 65, or age 55 if the associate has 10 years of service. None of the named executive officers are eligible for retirement, and would therefore not receive the payments set forth under the caption “Retirement.” The amounts set forth under “Retirement” are provided solely for the purpose of illustrating the payments that would be made if the named executive officers were eligible for retirement at the end of fiscal 2012.

(6)	The named executive officers will receive benefits under the SERP and Cash Balance Pension Plan as described in the “Pension Benefits” and “Non-Qualified Deferred Compensation” sections of this proxy statement.

(7)	Under the terms of each stock option grant to our named executive officers, a participant that retires as an associate of the Company may exercise any options granted under the Plan according to their terms during the remaining term of the options. If a participant dies or becomes disabled, then any options that are not exercisable at the time of the death or disability are forfeited.

(8)	Under the terms of the Company’s stock incentive plans, if a Plan participant retires, becomes disabled, or dies, then the participant will receive a pro-rata portion of any unvested restricted stock, but the plans also permit the Compensation Committee, in its sole discretion, to waive any restrictions remaining on any remaining shares of restricted stock before or after the death, retirement, or disability of the participant. Pursuant to its discretionary authority, the Compensation Committee has included in the terms and conditions of each grant of restricted stock to the named executive officers a provision for the automatic vesting of restricted stock upon the death or disability of the named executive officer. No such provision has been made for the automatic vesting of restricted stock upon retirement, but the Compensation Committee may exercise its discretionary authority at the time of any eligible retirement on a case-by-case basis.

(9)	Under the terms set forth in the letter agreement governing each named executive officer’s long-term cash incentive award under the Executive Plan, if a named executive officer retires during the performance period, then the payout, if any, will be the amount the officer would have earned had he remained employed with the Company for the full performance and vesting period based on actual performance results, paid on a pro-rated basis according to the length of employment during the performance period. If an officer retires after the performance period but before the vesting date, the earned portion of the award, if any, will be paid. The amounts reported in the table are based on the Company’s actual performance with respect to EPS and ROIC for fiscal 2012, and the Company’s projected ROIC performance for fiscal 2013.

(10)	Under the terms set forth in the letter agreement governing each named executive officer’s long-term cash incentive award under the Executive Plan, if a named executive officer dies or becomes disabled with 12 months or more remaining in the performance period, the target bonus will be paid on a pro-rata basis based on the length of employment during the performance period. If an officer dies or becomes disabled with less than 12 months remaining in the performance period, the payout, if any, will be paid based on actual performance results on a pro-rata basis based on the length of employment during the performance period. If an officer dies or becomes disabled after the performance period, any earned portion of the award will be paid. The amounts reported in the table are based on the Company’s actual performance with respect to EPS and ROIC for fiscal 2012, and the target bonus with respect to the Company’s ROIC performance for fiscal 2013.

The proxy statement continues on the following page.

The following table summarizes the potential payments and benefits payable to each of Spartan’s named executive officers upon termination after a change of control of the Company, assuming that the termination took place on March 31, 2012.

Potential Payments upon Termination in

Connection with a Change in Control

	Dennis Eidson	David M. Staples	Theodore C. Adornato	Alex J. DeYonker	Derek R. Jones
Lump Sum Payment(1)	$3,013,500	$1,273,452	$961,456	$1,098,350	$939,168
Long-Term Cash Incentive Award(2)	1,117,870	334,798	223,433	223,433	223,433
Acceleration of Options(3)	79,475	29,325	18,700	18,700	18,700
Acceleration of Restricted Stock(3)	2,060,878	693,126	454,740	454,740	454,740
Cash Balance Pension Plan Benefit and SERP Benefit(4)	7,861	9,927	3,986	2,155	1,782
Continued Benefits(5)	80,386	112,290	54,442	85,389	126,246
Outplacement Services(6)	25,000	25,000	25,000	25,000	25,000
Adjustment to Avoid Tax Gross-Up(7)	-	-	-	-	-
Excise Tax Gross-Up(7)(8)	-	-	-	-	-

TOTAL	$6,384,970	$2,477,918	$1,741,757	$1,907,768	$1,789,069

(1)	Under the Executive Severance Agreements, each officer is entitled to receive a lump sum payment equal to the sum of: (i) the executive’s unpaid base salary through the date of termination, (ii) any unpaid annual incentive awards that have been earned and become payable, (iii) a pro-rata portion of the executive’s target bonus under the Incentive Plan for the year of termination, and (iv) an amount equal to twice the sum of: (A) the higher of the executive’s annual base salary rate as of the date of termination and base salary on the date before the change in control; and (B) the higher of the executive’s current year target bonus under the Incentive Plan (with such calculations to be made as though the target level has been achieved) and the current-year forecasted bonus under the Incentive Plan as of the Date of Termination. If the Board of Directors has not established a target bonus under the Incentive Plan for the current year at the time of the change in control, then the previous year’s target bonus will be used to determine the amounts described above in clauses (iii) and (iv)(B) .

(2)	Under the terms set forth in the letter agreement governing each named executive officer’s long-term cash incentive award, upon a change in control of the Company during the performance period, each officer will earn a long-term cash incentive award equal to the greater of the target amount or the projected earned amount of the award based on the Company’s performance as of the date of the change in control, to be paid on a pro-rata basis for the length of employment during the performance period prior to the change in control. If a change in control follows the performance period, any earned but unvested portion of the award will be payable in full upon the earliest to occur of the termination of the officer’s employment for any reason, the applicable vesting date, or the date that is the 15th day of the third month following the change in control. The amounts reported in the table represent the actual amount earned by each officer with respect to EPS and ROIC for fiscal 2012, and the target award for each officer with respect to the ROIC component of the awards for the period ending fiscal 2013.

(3)	Upon a change in control, each officer’s unvested stock options will vest and unvested shares of restricted stock will vest. The amounts in the Acceleration of Options row represent the positive “spread” (if any) between the closing price of Spartan Stores common stock on March 30, 2012 and the exercise price of the option multiplied by the number shares subject to each option.

(4)	Each Executive Severance Agreement calls for a lump sum payment equal to: (i) the difference between the amount he or she would have been entitled to receive under the Spartan Stores, Inc. Cash Balance Pension Plan, assuming the officer was fully vested under the Plan and had continued employment and years of service coverage for 24 additional months; and (ii) the difference between the named executive officer’s SERP account balance as of the date of employment termination and the account balance if the executive remained employed for 24 additional months.

(5)	Under the Executive Severance Agreements, each named executive officer will receive reimbursement for the following benefits (a) for 24 months, all health, dental and prescription drug benefits for the officer and his or her family; (b) for 12 months, tax and financial planning benefits; and (c) for 24 months, Company funded life insurance coverage. The reimbursement amount also includes an amount necessary to eliminate the income tax cost to the named executive officer resulting from any conversion of such benefits from non-taxable employee benefits to taxable reimbursements.

(6)	Under the Executive Severance Agreement, each named executive officer is entitled to outplacement assistance in an amount not to exceed $25,000.

(7)	Upon a change in control, associates may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The Executive Severance Agreements require the Company to reimburse the affected associates for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursements for the 280G excise taxes (the “Excise Tax Gross-Up”), except that each of the named executive officers will be required to accept up to a 10% reduction of severance benefits to avoid imposition of any excise tax imputed pursuant to IRC Sections 280G and 4999.

(8)	The calculations used to determine potential excise tax liability under Section 280G are based on an excise tax rate of 20%, a 35.08% effective federal income tax rate, a 1.45% Medicare tax rate and a 4.35% state income tax rate.

The proxy statement continues on the following page.

Compensation of Directors

Spartan Stores believes that attracting and retaining talented directors is of fundamental importance to the Company and its shareholders. The Compensation Committee coordinates with the Nominating and Corporate Governance Committee to evaluate whether the Company’s non-employee directors are fairly compensated for their services to the Company. Employee directors do not receive compensation for service as a director. In making director compensation decisions, the Compensation Committee is guided by three basic principles:

•	compensation should fairly pay directors for services expected of a director of a company of similar size and scope to the Company;

•	compensation should align directors’ interests with the long-term interests of shareholders; and

•	the structure of the compensation should be transparent and easy for shareholders to understand.

The Compensation Committee conducts periodic reviews of non-employee director compensation with these guiding principles in mind. The Committee also reviews compensation survey data for retail companies and companies of comparable size by revenue to help the Company compensate its directors fairly and competitively.

Each non-executive director except for Mr. Sturken, the non-executive Chairman of the Board, receives an annual retainer of $45,000 per year and $1,500 for attendance at each meeting of the Board of Directors (or $750 if attending the meeting by telephone conference), and $1,000 for attendance at any meeting of a Board committee (or $500 if attending by telephone conference). The Audit Committee chairperson receives an additional $15,000 fee, the chairperson of the Compensation Committee receives an additional

$10,000 fee, and the chairperson of the Nominating and Corporate Governance Committee receives an additional $20,000 fee. Non-executive directors also are reimbursed for travel and lodging expenses for meetings attended.

As non-executive Chairman of the Board, Mr. Sturken receives an annual retainer of $150,000. He is not entitled to receive any fees for meeting attendance.

Each non-executive director receives an annual equity award having an economic value established at $70,000. The value of the equity grant is designed to align director equity compensation with the 50th percentile level for such compensation among directors of our Peer Group Companies. In February 2011, the Board amended its director compensation program to provide that annual equity awards to directors will be made in the form of restricted stock only.

The Company has established stock ownership guidelines for non-employee directors to help align the interests of directors with those of our shareholders. Under these guidelines, each director is expected to acquire and continue to hold shares of the Company’s common stock having an aggregate market value from time to time which equals or exceeds five times the rate of the regular annual retainer then in effect for non-employee directors who are not chairs. Each director is expected to achieve the target ownership level within five years of becoming a director. Incumbent directors at the time of the policy’s adoption in 2006 had five years from the date of adoption to comply.

On May 17, 2011, each non-executive director was issued 4,032 shares of restricted stock pursuant to the Stock Incentive Plan of 2005, which vested on May 1, 2012.

The following table provides information concerning the compensation of non-executive directors for Spartan’s last completed fiscal year.

Director Compensation

Name	Fees Earned Or Paid in Cash ($)	Stock Awards(1)(2) ($)	Total(3) ($)
M. Shân Atkins	58,250	64,754	123,004
Wendy A. Beck	54,250	64,754	119,004
Dr. Frank M. Gambino	54,750	64,754	119,504
Yvonne R. Jackson	64,500	64,754	129,254
Frederick J. Morganthall, II	56,500	64,754	121,254
Elizabeth A. Nickels	60,250	64,754	125,004
Timothy J. O’Donovan	61,750	64,754	126,504
Craig C. Sturken	150,000	64,754	214,754
James F. Wright(4)	17,500	64,754	82,254

(1)	These amounts represent the portion of the grant date fair value of restricted stock and options determined in accordance with ASC 718. For details regarding the assumptions used in the valuation of share-based awards, see Note 12, Stock-Based Compensation, to the audited financial statements of Spartan Stores, Inc. contained in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

(2)	On May 17, 2011 each of the directors named above received a grant of 4,032 shares of restricted stock having a grant date fair value of $16.06 per share (for an aggregate value of $24,434). All of the shares of restricted stock awarded to directors during fiscal 2012 vested on May 1, 2012, except that the shares granted to Mr. Wright in fiscal 2012 were forfeited at the conclusion of his service as a director.

(3)	The following table presents the number of outstanding shares of restricted stock and outstanding stock options held by each current non-executive director as of March 31, 2012. All of the options reported below for Mr. Sturken were awarded to him during his service as an executive officer of the Company.

Name	Shares of Restricted Stock Outstanding	Shares Underlying Options (Exercisable)	Shares Underlying Options (Non–Exercisable)
M. Shân Atkins	7,688	7,903	1,559
Wendy A. Beck	5,512	-	-
Dr. Frank M. Gambino	7,688	7,903	1,559
Yvonne R. Jackson	5,512	-	-
Frederick J. Morganthall, II	7,688	7,903	1,559
Elizabeth A. Nickels	7,688	7,903	1,559
Timothy J. O’Donovan	7,688	7,903	1,559
Craig C. Sturken	4,032	130,938	28,250

(4)	Mr. Wright concluded his service as a director at the 2011 Annual Meeting, on August 10, 2011. The fees reported above were earned by Mr. Wright as compensation for board service prior to the conclusion of his board service.

Compensation Committee Interlocks and Insider Participation

Ms. Jackson, Dr. Gambino and Mr. O’Donovan served as members of the Compensation Committee during the last completed fiscal year. None of the above members of the Compensation Committee were, during the fiscal year, an officer or associate of Spartan or formerly an officer of Spartan. None of Spartan’s executive officers served as a member of a compensation committee (or Board committee performing a similar function) for another entity.

Compensation Committee Report

Compensation Committee Report. The Compensation Committee has reviewed and discussed with management the information provided under the heading “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Spartan’s annual report on Form 10-K and proxy statement.

Respectfully submitted,

Yvonne R. Jackson

Frank M. Gambino

Timothy J. O’Donovan

Transactions with Related Persons

Spartan Stores recognizes that transactions with related persons can present potential or actual conflicts of interest. Accordingly, the Company has adopted written policies and procedures intended to ensure that potential conflicts of interests are identified, reviewed, approved, and disclosed as necessary. The Company has regular communications with related persons and relevant associates regarding these policies.

It is the responsibility of Spartan Stores’ management to conduct an appropriate review of all transactions with “related persons” (as defined by Nasdaq and SEC rules) for potential conflicts of interest situations on an ongoing basis. Pursuant to Nasdaq Listing Rule 5630 and the Audit Committee Charter, the Audit Committee must evaluate and approve every proposed transaction with a related person. For any proposed transaction in which a director has an interest, Spartan Stores’ general policy is that the director may proceed with the transaction only if the material facts of the transaction and the director’s interest in the transaction have been disclosed to the Audit Committee of the Board, the Audit Committee determines that the transaction is fair to Spartan Stores, and the transaction is approved by the Audit Committee. There is no established criteria for evaluating such transactions, and the Audit Committee may consider any information or factors as it deems appropriate in making this determination. However, the Audit Committee may not determine that the proposed transaction is “fair” to the Company unless it determines that the transaction will be made on terms no less favorable than those offered generally to entities that are not affiliated with any director.

Directors and executive officers are required to complete an annual written questionnaire that solicits information regarding any direct or indirect interest that they or members of their family may have in any transaction or series of transactions involving the Company and having a value of $120,000 or more. Directors and executive officers are required to promptly update the Company of any change in the information provided by them in the questionnaire.

Spartan Stores has adopted a written conflict of interest policy that requires all associates to report actual and potential conflicts of interest to the Company’s internal auditor.

There were no related person transactions requiring disclosure under SEC rules during the fiscal year ended March 31, 2012 or the current fiscal year to the date of this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Spartan Stores’ directors and officers and persons who beneficially own more than 10% of the outstanding shares of Spartan Stores common stock to file reports of ownership and changes in ownership of shares of common stock with the SEC. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish Spartan Stores with copies of all Section 16(a) reports they file with the SEC. Spartan Stores and its legal counsel file Forms 4 and other reports under Section 16(a) on behalf of directors and executive officers to report transactions with the Company under our compensation and benefit plans. Based solely on our review of the copies of such reports received by us, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for fiscal 2012, we believe that there have been no failures to timely file required reports by our directors and officers.

Shareholder Proposals

To be considered timely, shareholder proposals intended to be presented at the 2013 annual meeting of shareholders, whether or not intended to be included in the proxy statement and form of proxy relating to that meeting, must be received by the Company at its principal executive offices not later than February 27, 2013. Shareholder proposals intended for consideration for inclusion in our proxy statement and form of proxy relating to that meeting should be made in accordance with SEC Rule 14a-8.

All shareholder proposals must comply with the notice provisions set forth in Spartan Stores’ bylaws which require that a written notice of a proposal to be considered at the Company’s 2013 annual meeting must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than February 27, 2013, if the meeting is held within 30 days of the calendar date of the 2012 annual meeting. To be effective, such a notice must comply fully with the bylaws. You should address all shareholder proposals to the attention of our Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518-8700.

Solicitation of Proxies

We will initially solicit proxies by mail and by making our proxy materials available on the Internet. In addition, directors, officers and associates of Spartan Stores and its subsidiaries may solicit proxies by telephone or facsimile or in person without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. We will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy material to beneficial owners. We have engaged Eagle Rock Proxy Advisors, LLC at an estimated cost of $6,500, plus expenses and disbursements, to assist in solicitation of proxies.

By Order of the Board of Directors

Alex J. DeYonker

Executive Vice President General Counsel and Secretary

Grand Rapids, Michigan

June 26, 2012

Spartan Stores, Inc.		Admission Ticket
IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m.

Eastern time on August 15, 2012.

Vote by Internet
• Go to www.envisionreports.com/SPTN
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Election of Directors:		For	Withhold		For	Withhold		For	Withhold
	01 - M. Shân Atkins	☐	☐	02 - Wendy A. Beck	☐	☐	03 - Frank M. Gambino	☐	☐	+
	04 - Yvonne R. Jackson	☐	☐	05 - Elizabeth A. Nickels	☐	☐	06 - Timothy J. O’Donovan	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Say on Pay - Advisory approval of the Company’s executive compensation.	☐	☐	☐	3. Proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the current fiscal year.	☐	☐	☐

B	Non-Voting Items
Change of Address – Please print your new address below.		Comments – Please print your comments below.	Meeting Attendance
			Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	62DV	+

01HD0C

2012 Annual Meeting Admission Ticket

2012 Annual Shareholder Meeting of

Spartan Stores, Inc.

Wednesday, August 15, 2012, 9:00 a.m. Eastern Time

JW Mariott Hotel

235 Louis Street NW, Grand Rapids, Michigan 49503

Admission Ticket Information

Spartan Stores, Inc. will be holding its Annual Meeting of Shareholders on August 15, 2012. The Company’s proxy statement provides information regarding the matters that are expected to be voted on at the meeting. Your vote is important to us. Even if you plan to attend the meeting, please read the enclosed materials and vote through the Internet, by telephone or by mailing the Proxy Card below.

If you plan to attend the Annual Meeting of shareholders, you will need to present this ticket or your notice of availability of proxy materials and photo identification to gain entrance to the meeting.

PLEASE NOTE THAT GIFT BAGS, PRODUCT SAMPLES AND REFRESHMENTS ARE NO LONGER OFFERED AT THE MEETING. Following the completion of the business portion of the meeting, the Company’s management will present a brief report on results for fiscal 2012. Shareholders will have an opportunity to ask questions.

Upon arrival, please present this admission ticket or your notice of availability of proxy materials and photo identification at the registration desk. You should send in your proxy or vote electronically even if you plan to attend the meeting.

Telephone and Internet Voting.

On the reverse side of this card are instructions on how to vote through the Internet or by telephone. Please consider voting through one of these methods. Your vote is recorded as if you mailed in your Proxy. We believe voting through the Internet or by telephone is convenient, and it also saves money.

Thank you in advance for your participation in our 2012 Annual Meeting.

Spartan Stores, Inc.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Spartan Stores, Inc.

Notice of 2012 Annual Meeting of Shareholders

JW Mariott Hotel

235 Louis Street NW.

Grand Rapids, MI 49503

Proxy Solicited by Board of Directors for Annual Meeting – August 15, 2012

Dennis Eidson and David M. Staples, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Spartan Stores, Inc. to be held on August 15, 2012 or at any postponement or adjournment thereof.

If this Proxy is properly executed, the shares represented by this Proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all nominees named on this proxy as directors, and FOR the approval of the proposals identified in this Proxy.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

This card also serves as voting direction to Fidelity Management Trust Company (“Fidelity”), as trustee of the Spartan Stores, Inc. Savings Plus Plan and the Spartan Stores, Inc. Savings Plus Plan for Union Associates. Shares held in these plans will be voted by Fidelity as directed by the plan participants. Unless otherwise required by law, shares for which Fidelity has not received voting instructions by three business days prior to the meeting date will not be voted.